Exhibit 10.10
Execution Version

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***].”

Master Equipment Lease Agreement
between
Broadcom Inc.
and
AI Infrastructure OpCo II, LLC
dated as of
March 31, 2026

TABLE OF CONTENTS
i

Exhibits and Annexes

Exhibit A	Form of Guarantee
Exhibit B	Form of Schedule
Exhibit C	Order Form for Tranches 1, 2 and 3
Annex 1	Commercial Terms
Annex 2	[Reserved]
Annex 3	Acceptance Testing Plan
Annex 4	Additional Lessee Representations and Warranties
Annex 5	Additional Lessee Covenants
Annex 6	Transaction Documents
Annex 7	Specified Material Adverse Effects
Annex 8	Permitted Delivery Locations
Annex 9	Site Requirements
Annex 10	Usage Guidelines
Annex 11	Specifications
Annex 12	Bill of Materials
Annex 13	Disqualified Assignees
Annex 14	Installation Overview
Annex 15	Approved Data Center Operators and Service Providers

MASTER EQUIPMENT LEASE AGREEMENT
This Master Equipment Lease Agreement (as it may be amended from time to time in accordance with its terms, this “Master Agreement”), dated as of March 31, 2026 (the “Effective Date”), is entered into between Broadcom Inc., a Delaware corporation, with its principal office located at [***] (“Lessor”), and AI Infrastructure OpCo II, LLC, a Delaware limited liability company, with its principal office located at [***] (“Lessee”).
RECITALS
WHEREAS, Lessor is in the business of designing, developing and supplying semiconductor and infrastructure software solutions;
WHEREAS, Lessee is in the business of researching, developing and commercializing AI technology, products and services (the “Business”);
WHEREAS, Lessor desires to purchase from Google LLC (“Enso”) certain Equipment (as hereinafter defined) pursuant to the terms and conditions of a certain TPU8i Hardware Sales Agreement, dated as of the Effective Date, by and between Lessor and Enso (the “Hardware Sale Agreement”), for purposes of leasing such Equipment to Lessee;
WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Equipment; and
WHEREAS, pursuant to and subject to the terms and conditions of the Hardware Sale Agreement, Enso is required to deliver the Equipment to the Delivery Locations specified to it by Lessor from time to time.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Master Agreement agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Definitions. Capitalized terms used in this Master Agreement have the meanings set forth in this Article I.
“Additional Site Requirements” means the Additional Site Requirements (as defined in the Key Terms) set forth in Annex 1.
“Administrative Agent” has the meaning set forth in Section 18.11(b).
“Acceptance Testing Plan” means the testing plan mutually agreed by Lessor and Lessee attached hereto as Annex 3 or otherwise set forth in the Order Form.
“Access Agreement” means an access agreement with respect to the applicable Delivery Location with the appropriate Tenant applicable to such Delivery Location, which agreement shall be in form and substance acceptable to Lessor in its sole discretion; provided that Lessor shall not unreasonably withhold, delay or condition its acceptance of an Access Agreement that is substantially consistent with, or more favorable to Lessor than, that certain Site Access Agreement [***] (with such modifications as are appropriate to reflect details in respect of (i) Local TPU8i Pods, (ii) the applicable Delivery Location and (iii) the identity of the Tenant under the Data Center Lease); provided further that, if Tenant is a Service Provider and such Service Provider has entered into (or is concurrently entering into) a Service Provider Documentation Package in which the applicable Colocation and Services Agreement and Recognition Agreement are each in form and substance permitted under this Master Agreement, an Access Agreement on the aforesaid form shall be deemed acceptable to Lessor.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.
“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a party. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means, with respect to: (a) a corporation, the ownership, directly or indirectly, of more than fifty percent (50%) of the voting power to elect directors thereof, or (b) any other Person, more than fifty percent (50%) ownership interest in said entity, or the power to direct the management of such entity.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act of 2010, and the rules and regulations promulgated under each of the foregoing, as each may be amended from time to time, and all other laws, rules and regulations of any jurisdiction that is applicable to Lessee or its subsidiaries relating to bribery or corruption.
“Assigned Interest” has the meaning set forth in Section 18.11(a).
“Assigned Pod” has the meaning set forth in Section 18.11(b).
“Assignment Effective Date” has the meaning set forth in Section 18.11(b).
“Atlas Credit Agreement” means the Credit Agreement, dated as of May 14, 2025, as amended by Amendment No. 1 to Credit Agreement, dated as of September 10, 2025, by Amendment No. 2 to Credit Agreement, dated as of November 3, 2025, and by Amendment No. 3 to Credit Agreement, dated as of February 6, 2026, by and among Guarantor, as borrower, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent, lead left arranger and bookrunner, and the other agents party thereto, as it may be further amended, amended and restated, modified or replaced from time to time on terms approved in writing by Lessor.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Basic Rent” means the rent specified in a Schedule to be paid by Lessee for any Pod leased under such Schedule and calculated according to Article IV.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Palo Alto, California.
“Certificate of Completion” means, with respect to any Pod made available under this Master Agreement and any Schedule that has been delivered by Enso (or a third party expressly authorized by Enso) to the Delivery Location (such delivery certified to Lessor in writing by Enso pursuant to the Hardware Sale Agreement), the written confirmation by Enso (or a third party expressly authorized by Enso and approved by Lessor and Lessee) to Lessor pursuant to the Hardware Sale Agreement that (a) Enso (or such third party expressly authorized by Enso and approved by Lessor and Lessee) has completed installation and testing of such Pod in accordance with the Acceptance Testing Plan and the other applicable requirements of the Hardware Sale Agreement, and (b) such testing has demonstrated that such Pod functions in accordance with the Specifications when used in accordance with the Specifications.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning set forth in Section 3.01.

“Colocation and Services Agreement” means any agreement entered into by Lessee with a Data Center Operator or a Service Provider providing for data center hardware operations services to Lessee or its Affiliate with respect to the Equipment, which agreement shall be in accordance with the Key Terms and Good Industry Practices, and with respect to any Material Matters (including the provisions of section E (Customer Equipment), section P.2.a (Term; Termination), section P.4 (Transition Assistance), section J.9 (Substitute Operator), section J.10 (Financial Disclosure), section S (Insurance) and exhibit 2 (Vendor Requirements) of the Original Colocation and Services Agreement), in form and substance acceptable to Lessor in its sole discretion and, with respect to all other matters, in form and substance acceptable to Lessor (such acceptance not to be unreasonably withheld, delayed or conditioned). It is understood that, with respect to any Service Provider, an agreement in the form of that certain Colocation and Services Agreement, [***] (the “Original Colocation and Services Agreement”) (with such modifications as are appropriate to reflect (i) details related to Local TPU8i Pods and (ii) the applicable terms of this Master Agreement), shall be deemed acceptable to Lessor if such Service Provider has entered into (or is concurrently entering into) a Service Provider Documentation Package in which the applicable Access Agreement and Recognition Agreement are each in form and substance permitted under this Master Agreement.
“Data Center” means the data center at the Delivery Location.
“Data Center Delivery Delay” means, with respect to each Pod, (a) Lessor has notified Lessee that Enso has confirmed in writing to Lessor under the Hardware Sale Agreement that the Parts comprising the designated number of Pods (including such Pod) at the applicable Delivery Location are ready to be delivered, and Lessor has notified Enso that it anticipates (after consultation with Lessee) that Lessor or Lessee (or its applicable Service Provider) will be unable to accept Delivery of such Parts comprising such Pod on the date that is [***] days prior to the Estimated Delivery Readiness Date for such Pod at the applicable Delivery Location for any reason, (b) Lessor has notified Lessee that, with respect to the Site Requirements, Enso or, with respect to the Additional Site Requirements, Lessor, has determined (in the case of Enso, under Section 7.5(a)(i) of the Hardware Sale Agreement) that the applicable Site Requirements or the applicable Additional Site Requirements are not, or are no longer, met, or Lessee has failed to comply with the obligations in Section 8.1 of the Key Terms (other than non-compliance that does not impede or compromise the delivery of Parts), (c) any of the following has not been entered into or is no longer in full force and effect: (i) an Access Agreement with respect to the applicable Delivery Location; (ii) one or more Recognition Agreements with respect to the applicable Delivery Location; (iii) one or more Colocation and Services Agreements with respect to the applicable Delivery Location; (iv) if applicable, Lien Waiver Agreements with each existing lender for any fee or leasehold financing provided with respect to such Delivery Location; (v)  Required Credit Support for such Delivery Location (provided that, if Tenant is a Lessee Tenant and such Lessee Tenant or its Affiliate is Investment Grade, Required Credit Support is deemed to be in place); (vi) a Data Center Lease with respect to the applicable Delivery Location; and (vii) if a Lessee Tenant is the Tenant with respect to the applicable Delivery Location, Guarantor or one of its Affiliates is Investment Grade and the Lessee Tenant is not Investment Grade, a Data Center Lease Parent Guarantee or (d) Lessor has not received prior notice in accordance with Section 2.02(d) specifying the Delivery Location for such Pod. A Data Center Delivery Delay shall be continuing until such time as the event causing such delay as specified in clauses (a) through (d) above is no longer continuing.
“Data Center Lease” means any data center lease or other similar lease, license or occupancy agreement or master services agreement, in each case, entered into by Lessee or its Affiliate or a Data Center Operator with a Landlord, which agreement shall grant to Lessee or its Affiliate or such Data Center Operator the right to occupy and use any data center building and, to the extent of any Material Matters, be in form and substance acceptable to Lessor in its sole discretion and, with respect to all other matters, in form and substance acceptable to Lessor (such acceptance not to be unreasonably withheld, delayed or conditioned).
“Data Center Lease Parent Guarantee” means an agreement pursuant to which Guarantor or one of its Affiliates (other than the Lessee Tenant) that is Investment Grade provides a guarantee in favor of Landlord of the obligation and performance of the Lessee Tenant as a Tenant under an applicable Data Center Lease, which agreement shall be in form and substance acceptable to Lessor in its sole discretion.
“Data Center Operator” means, in relation to a Delivery Location, the Person with responsibility (including pursuant to any Colocation and Services Agreement) for the operations and management of the Equipment and the IT hardware constituting Lessee’s personal property located at such Delivery Location; provided that such Person shall be (or be a related party of, or managed by, a Person) listed on Annex 15, or shall be any other Person acceptable to Lessor and consented to in writing by Lessor in its sole discretion. Data Center Operators shall not include Enso or its Affiliates.
“Data Center Provider” means the lessor of the Data Center to the Tenant.
“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Default Expenses” has the meaning set forth in Section 14.02(e).
“Default Rate” has the meaning set forth in Section 4.01(b).
“Delivery” (including the derivative terms “Deliver” and “Delivered”, as applicable) means, with respect to any Pod, the delivery of all applicable Parts comprising such Pod to the applicable Delivery Location, in accordance with Annex 1 (with respect to the Key Terms).
“Delivery Location” for any Pod means the data center building in the contiguous United States where such Pod will be Delivered and installed, as determined in accordance with Section 2.02(d) (or such other Delivery Location expressly agreed by Lessor and Lessee in writing and specified in the applicable Schedule).
“Designated Jurisdiction” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of the Master Agreement, Cuba, Iran, Venezuela, Sudan, North Korea, Syria, the Crimea region, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Kherson and the Zaporizhkia regions of Ukraine).
“Disclosure” has the meaning set forth in Section 18.22.
“Disqualified Assignee” means (a) the Persons identified as such on Annex 13 hereto, (b) any Person that is a bona fide direct competitor of Lessee or its Affiliates with respect to artificial intelligence models (and excluding, for the avoidance of doubt, any asset manager or financial services firm acting independently of its ownership of a portfolio company that would otherwise be a Disqualified Assignee) as determined by Lessee on a good faith, commercially reasonable basis and identified to Lessor in writing (in which case, such additional Persons shall be added to Annex 13), (c) any foreign government, (d) any Person, or any Person owned or controlled by a Person, that is (i) the target of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of sanctions administered or enforced by the government of the United States under any Sanctions, (e) any individual who is a citizen or resident of, or entity that is organized under the laws of, domiciled or headquartered in, or has a principal place of business in, any Designated Jurisdiction, Afghanistan, the People’s Republic of China, Iraq, Russia, Saudi Arabia, or Venezuela, and (f) any Affiliate of any Person referred to in clauses (a) through (e) above that is clearly identifiable solely on the basis of similarity of such Affiliate’s name or as has been identified as such in writing to Lessor by Lessee; provided that, no updates to the list of Disqualified Assignees shall retroactively disqualify any parties that have previously acquired an assignment of rights or obligations under this Master Agreement, any Schedule or any Transaction Document to which Lessor is a party.
“Early Purchase Option Event” means the occurrence of any of:
(a)a “Change of Control” (as defined in the Atlas Credit Agreement);
(b)[***] (each of the foregoing and [***], each a “Specified Individual”) shall no longer be employed by, or providing services on a full-time basis to, Guarantor and its subsidiaries or, regardless of employment or contractual status, shall no longer dedicate a majority of their working time to Guarantor and its subsidiaries, taken as a whole; or
(b)Guarantor or any of its subsidiaries shall have (i) entered into, amended or agreed to enter into any release with any third party in connection with such third party’s hiring (including the hiring by any affiliate of such third party) of one or more Specified Individuals; (ii) entered into, amended or agreed to enter into any license, assignment or other transfer of material intellectual property granted to a third party in connection with the hiring or one more Specified Individuals; or (iii) consummated or agreed to consummate any transaction, regardless of form, that in substance effectuates any of the foregoing.
“Effective Date” has the meaning set forth in the preamble.
“Enso” has the meaning set forth in the recitals.
“Enso Delivery Delay” has the meaning attributed to the term “Google Delivery Delay” in the Key Terms.
“Enso Personnel” means Enso’s officers, directors, employees and subcontractors, or any other Person acting on behalf of Enso (other than Lessor, its Affiliates, or its or their employees).
“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment or natural resources, Hazardous Material or health and safety matters, including applicable Laws that regulate waste responsibility (pertaining to electronic and electrical equipment waste, and packaging waste).
“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting Lessee directly or indirectly arising from, in connection with or based upon (a) any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials, or (c) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.
“Environmental Permit” has the meaning set forth in paragraph 2 of Annex 4.
“EoD Purchase Price” has the meaning set forth in Section 14.03(a).
“Equipment” means:
(a)each Pod leased to Lessee by Lessor pursuant to this Master Agreement and the corresponding Schedule;
(b)in respect of such Pods, all Parts thereof furnished to Lessee under this Master Agreement and any Schedule, including pursuant to the Support Agreement; and
(c)all alterations, maintenance or support updates or fixes, additions, and attachments to any of the foregoing, including all mandatory modifications.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Lessee or its subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section

302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Lessee, any of its subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Lessee, any of its subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Lessee, any of its subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by Lessee, any of its subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Lessee, any of its subsidiaries or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“Estimated Delivery Date” means, for each Tranche, the estimated date on which Enso will complete Delivery for all Pods in such Tranche, as set forth in the Order Form or otherwise expressly agreed upon by Lessor and Lessee in writing (including email).
“Estimated Delivery Readiness Date” for any Pod, means the date that Enso expects to deliver such Pod, as determined pursuant to Section 7.4 of the Hardware Sale Agreement.
“Estimated Delivery Start Date” means, for each Tranche, the estimated date on which Enso will begin the delivery process for the Local TPU8i Pods in that Tranche, as set forth in the Order Form or otherwise expressly agreed upon by the Lessor and Lessee in writing (including email).
“Event of Default” has the meaning set forth in Section 14.01.
“Excluded Taxes” means (a) Taxes (other than withholding Taxes) based upon, measured by or with respect to the net or gross income, items of Tax preference or minimum tax or excess profits, receipts, capital, franchise, net worth or other similarly based Taxes, in each case, of or with respect to Lessor, (b) Taxes which become payable by reason of any transfer by Lessor of its interest in the Equipment, other than (i) to Lessee or (ii) after the occurrence and during the continuance of an Event of Default, (c) Taxes imposed on a successor, assignee or other transferee of Lessor to the extent that such Taxes would not have been imposed on the original Lessor or exceed the amount of Taxes that would have been imposed on the original Lessor had there not been a succession, assignment or other transfer by the original Lessor (unless such succession, assignment or other transfer occurs after and during the continuance of an Event of Default), and (d) Taxes imposed due to the failure of the Lessor or its successor, assignee or transferee to provide the documentation required under Section 4.01(c).
“Existing Master Lease Agreement” means the Master Equipment Lease Agreement, dated as of August 13, 2025, by and between AI Infrastructure OpCo, LLC (“OpCo I”) and the lessor party thereto, as amended, restated, amended and restated, supplemented, modified, replaced, assigned or refinanced from time to time.
“Expiration Date” means the date specified in each Schedule as the expiration date for such Schedule.
“Extension Notice Date” has the meaning set forth in Section 2.02(c).
“Financial Assignee” has the meaning set forth in Section 18.11(b).
“Fluidstack” means Fluidstack USA I Inc. or its Affiliates.
“Force Majeure Event” has the meaning set forth in Section 18.17.

“Full Remedies Trigger Event” means the occurrence of (i) a Fundamental Event of Default or (ii) an Other Event of Default and, solely in the case of this clause (ii), to the extent capable of being cured and Lessee is diligently pursuing such cure, such Other Event of Default shall continue unremedied [***] days beyond any other applicable grace period provided for herein or in the Guarantee; provided that such [***] day period shall not apply with respect to a willful and material breach of Sections 9(j), (k) or (o) or Section 10 of Annex 5 or Article V of the Guarantee.
“Fundamental Events of Default” means (x) any Event of Default specified as a Fundamental Event of Default in any Transaction Document and (y) those Events of Default described in:
(a)Sections 14.01(a), (b), (d) (solely with respect to the representations and warranties contained in Sections 7.01, 7.02, 7.03, 7.04 and 7.08 and Section 12 of Annex 4), (e) (solely with respect to clause (x) thereof), (f), (g), (h), (i), (j), (l) and (q); and
(b)Section 14.01(k) to the extent an “Event of Default” has occurred under Section 6.1(a) (solely with respect to the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.2, 3.3, 3.4, 3.9 and 3.14 of the Guarantee), (b), (c), (e) (solely with respect to clause (i)(A) and (iii) thereof), (f), (g), (h), (i) or (k) of the Guarantee or an early termination (or other comparable event) of the Guarantee other than in accordance with the terms of this Master Agreement or the Guarantee.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Good Industry Practice” means the practices, methods and acts generally applied under comparable circumstances by experienced and prudent professionals as generally applied to the maintenance and operation of equipment and associated components of comparable type and complexity to the Equipment and in any event in compliance with the standards for maintenance and operations set forth in the Usage Guidelines.
“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law, as hereinafter defined), or any arbitrator, court, or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination by any Governmental Authority.
“Guarantee” means the guarantee executed and delivered by an authorized officer of Guarantor, substantially in the form of Exhibit A hereto or any other form approved by Lessor in its sole discretion.
“Guarantor” means Anthropic, PBC.
“Hardware Sale Agreement” has the meaning set forth in the recitals.
“Hazardous Material” means any toxic material, substance, chemical, pollutant, mixture or waste defined, listed, classified or regulated as explosive, hazardous, polluting, toxic, dangerous, biohazardous, medical, infectious or radioactive, including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation or remedial action.
“Holdover Rent” has the meaning set forth in Section 17.06.

“HSA Local TPU8i Order Form No. 1” means that certain Local TPU8i Order Form No. 1 under the Hardware Sale Agreement, dated as of the Effective Date, by and between Enso and Lessor, which has been disclosed in redacted form (provided that Section 11 thereof has not been redacted) to Lessee on the Effective Date.
“Indemnitees” has the meaning set forth in Section 15.01.
“Intercompany Agreement” means that certain Intercompany Services Agreement, dated as of the Effective Date, by and between Lessee and Guarantor, as amended, amended and restated, supplemented or otherwise modified from time to time with the prior written consent of Lessor (such consent not to be unreasonably withheld, delayed or conditioned).
“Investment Grade” means a party that has, as of the date of determination, a credit rating of Baa3 or higher by Moody’s Investors Service, Inc. (or any successor thereto), or a credit rating of BBB- or higher by S&P Global Ratings (or any successor thereto) or Fitch Ratings, Inc. (or any successor thereto). In the event that an entity is rated by more than one such agency and the ratings are “split,” the higher of such ratings shall apply for purposes of this definition. If such entity is not rated by any of the aforementioned agencies, it shall be deemed not to be Investment Grade.
“Key Terms” has the meaning set forth in Annex 1.
“Landlord” means, with respect to any Delivery Location, the owner of, or any ground lessor, landlord, sublandlord or other Person holding a leasehold or ownership interest in, the real property on which such Delivery Location is located, including any Data Center Provider or other operator that leases, subleases or licenses such premises to Lessee or a Data Center Operator.
“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, other requirement, or rule of law of any Governmental Authority.
“Lease” has the meaning set forth in Section 2.01(a).
“Lease Start Date” means, in respect of a Pod covered by a Schedule, the earlier of (a) the applicable RFS Date for such Pod, (b) in the case of a Data Center Delivery Delay that extends for at least [***] days after the date that is [***] days prior to the Estimated Delivery Readiness Date for such Pod, the date title to such Pod transfers from Enso to Lessor, as described in the Key Terms, with such date to be notified to Lessee by Lessor in accordance with such Schedule, and (c) in the event that Lessee or Data Center Operator fails to provide reasonable assistance requested by Enso in connection with the activities described in Section 8.5 of the Key Terms or the Installation Overview attached as Annex 14, and such failure impedes or compromises Enso’s installation or testing of the Pods for a period of at least [***] days following notice thereof from Lessor, the day following the expiration of such [***] day period.
“Lessee” has the meaning set forth in the preamble.
“Lessee Tenant” means (i) the Lessee, (ii) the Guarantor or (iii) an Affiliate of Lessee.
“Lessor” has the meaning set forth in the preamble.
“Lessor Personnel” means Lessor’s officers, directors, employees and subcontractors, or any other Person acting on behalf of Lessor (other than Enso, Enso’s Affiliates, Lessee, Lessee’s Affiliates, Service Provider or their respective employees).
“Licensed Materials” has the meaning set forth in Section 5.02.
“Licenses” has the meaning set forth in Section 5.02.
“Licensors” has the meaning set forth in Section 5.02.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing.
“Lien Waiver Agreement” means any lien waiver agreement entered into by and among Lessor, the applicable parties thereto, and any lender with respect to any fee or leasehold financing of any interest in a Delivery Location, which agreement shall be in form and substance acceptable to Lessor in its sole discretion; provided that Lessor will not unreasonably withhold its acceptance of a Lien Waiver Agreement that is substantially consistent with, or more favorable to Lessor than, that certain Lien Waiver and Subordination Agreement, [***].
“Liquidity Event” means (i) the initial public offering of shares of common stock of Guarantor or a successor to or direct or indirect parent of Guarantor pursuant to a registration statement under the Securities Act, (ii) the completion of a transaction or series of related transactions (by merger, or consolidation, share exchange or otherwise) by Guarantor or a successor to or direct or indirect parent of Guarantor with a publicly traded “special purpose acquisition company” or its subsidiary which does not qualify as an Early Purchase Option Event, in which the shares of capital stock of Guarantor are converted into shares of the publicly traded “special purpose acquisition company,” or (iii) the closing of any other transaction or event, the result of which is the initial listing of the common stock (other than shares of common stock of a class not eligible for resale under Rule 144 promulgated under the Securities Act, as presently in effect) by Guarantor or a successor to or direct or indirect parent of Guarantor on the New York Stock Exchange, the NASDAQ Stock Market or another nationally recognized securities exchange, including by means of an effective registration statement on Form S-1 filed by such entity with the U.S. Securities and Exchange Commission that registers shares of existing capital stock of such entity for resale, as approved by the Board of Directors of such entity, which is not deemed to be an underwritten offering and does not involve any underwriting services.
“Local TPU8i Pod” or “Pod” means a customer-hosted TPU8i pod consisting of [***] compute racks with [***] TPU8i chips (formerly known as TPU8ax chips) and the necessary associated machine learning and TPU systems, and pod-specific networking racks. Additional compute and storage server racks are not part of the Local TPU8i Pod. The bill of materials for a Local TPU8i Pod is attached as Annex 12.
“Master Agreement” has the meaning set forth in the preamble.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, assets, operations or properties of Lessee or Guarantor and its subsidiaries taken as a whole, (b) the rights and remedies of Lessor under this Master Agreement, any Schedule, the Guarantee or any other Transaction Document, (c) the ability of Lessee to perform its obligations under this Master Agreement, any Schedule, any other Transaction Document or any other Material Agreement, (d) the ability of Guarantor to perform its obligations under the Guarantee or any other Transaction Document or (e) the validity, perfection, first priority ranking (subject to Permitted Liens) or enforceability of any security interest granted to Lessor under this Master Agreement and any Schedule. Without limiting the foregoing, the parties hereto agree that the events set forth in Annex 7 shall constitute a Material Adverse Effect.
“Material Agreement” means any contract (a) to which Lessee or Guarantor or any of its subsidiaries is a party, the absence or termination of which would reasonably be expected to result in a Material Adverse Effect, or (b) which relates in substance to the Equipment, any Lease hereunder, or the transactions contemplated by the Transaction Documents and the absence or termination of which would reasonably be expected to materially and adversely affect (i) the rights or remedies of Lessor hereunder or (ii) the maintenance or operation of the Equipment in accordance with Good Industry Practice.
“Material Matter” means any term or provision, the inclusion or omission thereof, (a) that would be inconsistent with the Key Terms or this Master Agreement, (b) that could reasonably be expected to adversely affect (i) the rights or remedies of Lessor under this Master Agreement or any other Transaction Document or (ii) Lessor’s rights, title or interests in, or the safety, security, maintenance or operation of, the Equipment in accordance with Good Industry Practice, including with respect to electricity and cooling and temperature control and the maintenance of insurance as required or (c) which relates in substance to the Equipment, any Lease hereunder, or the transactions contemplated by the Transaction Documents.
“MNPI Opt-Out Election” has the meaning set forth in Annex 5.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Lessee, any of its subsidiaries or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Notice” has the meaning set forth in Section 18.02.
“Notice to Purchase” has the meaning set forth in Section 14.03(a).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OpCo I” has the meaning set forth in the definition of Access Agreement.
“Order” has the meaning set forth in Section 2.02(a).
“Order Deadline” has the meaning set forth in Section 2.02(c).
“Order Form” means, in respect of an Order of Pods for Tranche 1, Tranche 2 and Tranche 3, a completed version of the form attached as Exhibit C.
“Original Colocation and Services Agreement” has the meaning set forth in the definition of Colocation and Services Agreement.
“Other Events of Default” means those Events of Default described in Section 14.01 other than any Fundamental Event of Default.
“Parts” means the items making up the Pods (including any components thereof) covered by the Order Form.
“Payment Date” has the meaning in Section 4.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Liens” means (a) the respective rights and interests of Lessee, Lessor and Enso as provided in this Master Agreement, each Schedule and the Transaction Documents, (b) with respect to the Equipment, Liens for Taxes either not yet delinquent or being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP are being maintained by Lessee, (c) with respect to the Equipment, materialmen’s, mechanics’, workers, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and for which adequate reserves in accordance with GAAP are being maintained by Lessee and (d) Liens arising on or after the Effective Date which are expressly approved by Lessor (or Broadcom Inc.) in writing.
“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means any information relating to an identified or identifiable natural person, including names, contact information (including, without limitation, email addresses, postal addresses and telephone numbers), government identification numbers, financial account numbers, payment card information, transaction information, credit report information, biometric information, IP addresses, network and hardware identifiers, geo-location information, and any other information about individual persons or their purchase or use of a Part or Pod.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is (a) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (b) in respect of which Lessee, any of its subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pod Specific Trigger Event” means an Event of Default pursuant to Section 14.01(b) (to the extent arising from a breach of Sections 17.02(a) or 17.03) or Sections 14.01(m) or (n) (solely with respect to Service Provider), in each case, to the extent affecting or relating to one particular Pod.
“Pod Total Price” has the meaning set forth in Section 2.03(a).
“Pricing Letter” means that certain Pricing Letter between Lessee and Lessor dated as of the Effective Date.
“Property Insurance” has the meaning set forth in Section 12.01.
“Qualified Assignee” means: (a) any U.S. entity that is an Affiliate of or otherwise managed by any of [***]; (b) any other entities consented to by Enso under the Hardware Sale Agreement; or (c) any other entities as may be consented to in writing by Lessee (such consent not to be unreasonably withheld, conditioned or delayed); provided that, in the case of clause (b), Lessor will provide Lessee with at least [***] days’ prior written notice (during which period Lessor will consult with Lessee on the proposed additional entity) prior to such entity becoming a Qualified Assignee.
“Qualifying Delivery Location” means, with respect to an applicable Delivery Location, (a) the applicable Site Requirements have been, and continue to be, met as determined by Enso, (b) the applicable Additional Site Requirements have been, and continue to be, met as determined by Lessor and (c) each of the following has been entered into and remains in full force and effect: (i) an Access Agreement; (ii) one or more Recognition Agreements; (iii) one or more Colocation and Services Agreements; (iv) if applicable, Lien Waiver Agreements with each existing lender for any fee or leasehold financing provided with respect to such Delivery Location; (v) Required Credit Support for such Delivery Location (provided that, if Tenant is a Lessee Tenant and such Lessee Tenant or its Affiliate is Investment Grade, Required Credit Support is deemed to be in place); (vi) a Data Center Lease; and (vii) if a Lessee Tenant is the Tenant with respect to the applicable Delivery Location, Guarantor or one of its Affiliates is Investment Grade and such Lessee Tenant is not Investment Grade, a Data Center Lease Parent Guarantee.
“Recognition Agreement” means, with respect to any Delivery Location, a recognition agreement entered into with each Landlord, Data Center Provider, lender, lessor (whether a sublessor, subsublessor or otherwise), owner, Data Center Operator, Service Provider, Lessee or any other party, as applicable, that has (or claims to have) any direct or indirect interest, including any leasehold interest (whether a subleasehold interest or otherwise), in such Delivery Location, which agreement shall be in form and substance acceptable to Lessor in its sole discretion; provided that if Enso is providing Credit Support (as defined in HSA Local TPU8i Order Form No. 1) and agreeing to the Google Assumption Obligation (as defined in HSA Local TPU8i Order Form No. 1) with respect to the applicable Delivery Location, Lessor will not unreasonably withhold, delay or condition its acceptance of a Recognition Agreement that is substantially consistent with, or more favorable to Lessor than, that certain Recognition Agreement [***] (the “Hut 8 Recognition Agreement”), (ii) add “for each day during the Notice Period that the Equipment remains at the Fluidstack Property,” after “(and, not, in any event, holdover rent)” in Section 2.b.ii thereof, (iii) add Section 18 from the Hut 8 Recognition Agreement and (iv) reflect such other modifications as are appropriate to reflect details in respect of (x) Local TPU8i Pods, (y) the applicable Delivery Location and (z) the identity of the Tenant under the Data Center Lease; provided further that (a) if such recognition agreement is with a Service Provider, such recognition agreement is entered into in connection with a Service Provider Documentation Package in which the applicable Access Agreement and Colocation and Services Agreement are each in form and substance permitted under this Master Agreement and are entered into concurrently with or prior to such recognition agreement and (b) the applicable Data Center Lease (including any Material Matters thereof) is in form and substance permitted pursuant to this Master Agreement; provided further, that any Recognition Agreement with a Data Center Provider shall provide that the period during which Lessor may elect to assume the applicable lease upon a default by the lessee thereunder shall run at least [***] days beyond the outside date by which Lessee must exercise its Substitute Operator rights pursuant to the terms of this Master Agreement and the applicable Colocation and Services Agreement.
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing into or upon or through the natural or man-made environment.
“Rent” means (a) Basic Rent plus (b) any other amounts owed pursuant to Section 4.01.
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Representative” means, with respect to any Person, any and all directors, officers, managers, members, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.
“Required Credit Support” means either (i) Credit Support (as defined in HSA Local TPU8i Order Form No. 1) from Enso or (ii) Credit Support (as defined in HSA Local TPU8i Order Form No. 1) from an Alternative Credit Support Provider (as defined in HSA Local TPU8i Order Form No. 1), solely in accordance with the terms set forth in Section 11 of HSA Local TPU8i Order Form No. 1 (including, for the avoidance of doubt, that solely in the case of a third party other than Oracle Corporation (or its Investment Grade Affiliate), such Alternative
Credit Support Provider agrees to assume all of Lessee’s rights and obligations under this Master Agreement and the applicable Schedules with respect to the applicable Pods at the applicable Data Center, effective immediately upon its assumption of (or acceptance of the assignment or novation of, or otherwise acceptance of the transfer of all obligations of the Tenant under) the applicable Data Center Lease).
“Responsible Officer” means, in the case of Lessee, (i) the chief executive officer (or other executive or manager having similar responsibilities) of Guarantor or Lessee, (ii) the direct and second-level reporting individuals to such chief executive officer (or other executive or manager having similar responsibilities) and (iii) any other person having similar roles or responsibilities and who is responsible for the administration of the obligations of Lessee in respect of this Master Agreement.
“RFS Date” means, in respect of a Pod, the date on which the Certificate of Completion for such Pod is issued by Enso to Lessor pursuant to the Hardware Sale Agreement.
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over Lessee or its subsidiaries, (b) any Person located, organized or resident in a Designated Jurisdiction, and (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any

European Union member state, or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over Lessor, Lessee or any of Lessee’s subsidiaries or where Lessee or any of Lessee’s subsidiaries conducts business.
“Service Provider Documentation Package” means, with respect to any Service Provider and the applicable Delivery Location, collectively, the applicable (a) Access Agreement, (b) Colocation and Services Agreement and (c) Recognition Agreement.
“Schedule” means a Schedule in the form attached as Exhibit B, entered into pursuant to Article II between Lessor and Lessee, incorporating the terms and conditions of this Master Agreement as if fully set forth therein, to evidence the lease of a Pod and associated Equipment and Services (as specified in such Schedule), as such Schedule may be amended from time to time.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Service Provider” means (a) any Data Center Operator or (b) any other Person who provides IT hardware support, maintenance or similar services in respect of the Equipment to Lessee pursuant to a Transaction Document in connection with Lessee’s utilization of any Equipment; provided that such Person shall be (or be a related party of, or managed by, a Person) listed on Annex 15, or shall be any other Person acceptable to Lessor and consented to in writing by Lessor in its sole discretion. Service Provider does not include Enso or its Affiliates.
“Services” means the installation, testing, warranty, support and other services set forth in the Order Form.
“Site Requirements” means the site requirements set forth in Annex 9.
“Specifications” of a Part means the specifications for such Part set forth in Annex 11 or otherwise set forth in the Order Form for such Part.
“Specified Individual” has the meaning set forth in the definition of Early Purchase Option Event.
“Stipulated Loss Value” for any Pod means the amount equal to, as of the applicable date of determination, the remaining unpaid Pod Total Price plus accrued and unpaid interest through the applicable date of determination, together with all future interest and other fees and costs due through the remainder of the corresponding Term; provided, that for purposes of Section 14.02(b)(viii) only, Stipulated Loss Value shall not include future interest and other fees and costs due through the remainder of the corresponding Term.
“Substitute Operator” means a Person that Lessee is entitled to appoint to replace any Service Provider pursuant to the provisions of a Colocation and Services Agreement that address remedies for default by such Service Provider.
“Support Agreement” means the Support Agreement, entered into and effective as of the Effective Date, by and between Lessor and Enso.
“Tariffs” means tariffs, duties, import, or other excise taxes, whether currently existing or hereafter imposed, levied, or modified by any Governmental Authority, that are directly attributable to or assessed upon Enso’s costs associated with the import of any Part.
“Taxes” means any and all present or future income, stamp duties, sales taxes, use tax, gross receipts tax, property tax, excise tax, goods and services tax, value added tax, import tax, export tax or other like assessments, contributions, deductions, withholdings, levies, imposts, or duties, or other charges imposed by any Governmental Authority, including any interest and additions to tax or penalties applicable thereto.
“Tenant” means the lessee (i.e., a Lessee Tenant (as lessee) or Lessee’s Data Center Operator) of a Data Center from the Data Center Provider.

“Term” has the meaning set forth in Section 2.01(b).
“TPU” means Tensor Processing Units.
“Tranche” has the meaning set forth in Section 2.02(c).
“Transaction Documents” means each of the agreements listed in Annex 6.
“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).
“Usage Guidelines” means Enso’s usage guidelines attached hereto as Annex 10.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
ARTICLE II
LEASE OF EQUIPMENT
Section 2.01Lease of Equipment.
(a)Lease. In accordance with the terms and conditions of this Master Agreement, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, each Pod and associated Equipment described in the applicable Schedule (each, a “Lease”) to be entered into from time to time into which this Master Agreement is incorporated. Each Lease shall constitute a separate, distinct, and independent lease and contractual obligation of Lessee. Subject to Section 14.02(b)(viii), Section 14.03 and Section 17.01, Lessor or its assignee shall at all times during the Term of a Lease retain the full legal title to the Equipment (until such time as title may be transferred to Lessee). Each Lease shall be binding upon Lessor and Lessee from the date of acceptance and execution of the corresponding Schedule by Lessor and Lessee. Lessee agrees to execute each Schedule prepared by Lessor (provided that such Schedule is in the form attached hereto as Exhibit B with no additional terms (other than completion of identified missing terms) set forth on such form) on or prior to the Lease Start Date. Each Lease shall, subject to the terms of this Master Agreement, be non-cancelable by Lessee and Lessor. Each Lease will include the associated Services set forth on the Order Form.
(b)Term. Unless otherwise specified in the applicable Schedule, the Lease for each Pod (and associated Equipment) covered by a Schedule shall have a term (the “Term”) equal to five (5) years commencing from the applicable Lease Start Date.
(c)Notice of Lease Start Dates. Lessor shall notify Lessee in writing promptly (and in any event within [***] days) upon the occurrence of each Lease Start Date and, on such date, Lessee acknowledges that it shall be deemed to have accepted the Equipment to which such Lease Start Date relates.
Section 2.02Orders of Equipment; Schedules.
(a)Order Form No. 1 (covering Tranche 1, Tranche 2 and Tranche 3 and associated Services) is attached to this Master Agreement as Exhibit C, was executed by the parties thereto on the Effective Date and is a binding order (an “Order”) under this Master Agreement effective as of the Effective Date.
(b)[Reserved].

(c)
(i)Details for Tranches 1, 2 and 3 are as follows:

Tranche	Order Deadline	Estimated Delivery Start Date	Estimated Delivery Date	Extension Notice Date	Pod Type	Pods per Tranche	Pod Total Price (USD) per Pod	Total Price (USD) per Tranche
1	[***]	[***]	[***]	[***]	Local TPU8i Pod	[***]	$[***]	$[***]
2	[***]	[***]	[***]	[***]	Local TPU8i Pod	[***]	$[***]	$[***]
3	[***]	[***]	[***]	[***]	Local TPU8i Pod	[***]	$[***]	$[***]
(ii)For each of Tranches 2 and 3, Lessee may elect by written notice as set forth below to (A) push out the applicable Estimated Delivery Start Date and Estimated Delivery Date for up to [***]% of the Pods in such Tranche by up to [***] months, and (B) extend the applicable Estimated Delivery Start Date and Estimated Delivery Date for up to [***]% of the Pods in such Tranche by up to an additional [***] months, provided that Lessee provides Lessor with written notice (email acceptable) of Lessee’s election(s) on or before such Tranche’s Extension Notice Date provided in the above schedule (the “Extension Notice Date”). If Lessee does not provide such notice by the applicable Extension Notice Date, then Lessee’s right to extend the applicable Estimated Delivery Start Date and Estimated Delivery Date for a Tranche as permitted in this Section 2.02(c) automatically expires.
(iii)Lessor may elect to (a) push out the applicable Estimated Delivery Start Date and Estimated Delivery Date for up to [***]% of the Pods in Tranche 2 by up to [***] months, and (b) push out the applicable Estimated Delivery Start Date and Estimated Delivery Date for up to [***]% of the Pods in Tranche 3 by up to [***] months, provided that Lessor provides Lessee with written notice (email acceptable) of Lessor’s election(s) on or before [***], and solely to the extent that Enso has provided written notice of an extension pursuant to Section 1 of HSA Local TPU8i Order Form No. 1.
(iv)If, as of [***] days prior to the date that the first Local TPU8i Pod is delivered to a given Delivery Location, Enso has not provided any Credit Support (as defined in HSA Local TPU8i Order Form No. 1) for such Delivery Location, and Lessor has received notice from Enso thereof, then Lessor agrees to amend Order Form No. 1 within [***] Business Days after the date on which Lessor receives notice from Enso thereof to adjust the Local TPU8i Pod net price per Pod from $[***] to $[***] for each of the Local TPU8i Pods to be delivered to such Delivery Location (including, for the avoidance of doubt, such first Local TPU8i Pod). Except as expressly contemplated in this Section 2.02(c)(iv), such amendment will not introduce any other terms or conditions. In addition, such amendment will not be conditioned upon Lessor’s or Lessee’s acceptance of any other terms or conditions.
(v)In the event a Data Center Delivery Delay or an Enso Delivery Delay resulting from late delivery of TPUs (as described in Section 7.5(b)(ii) of the Key Terms) results in Delivery of a Pod during a calendar month in which at least [***] Pods are already scheduled to be delivered per Delivery Location, the Estimated Delivery Date for that Pod will be extended by the greater of [***] days or the length of the delay.
(vi)At any time after the Effective Date, if Lessor receives notice from Enso of an increase by Enso to the net price per Pod in accordance with the section entitled “Memory-Related TPU Price Increases” of Section 2 of HSA Local TPU8i Order Form No. 1, Lessor shall promptly notify Lessee in writing of the increased net price per Pod, and the Pod Total Price as set forth in this

Master Agreement and any Order Form shall be automatically increased to reflect such amount. For clarity, each price change will not increase the Pod Total Price of any Pod that has already been delivered; it will only increase the Pod Total Price of applicable Pods that have not yet been delivered.
(d)By [***] for Tranche 1, and by [***] for Tranches 2 and 3, Lessee shall provide Lessor with (i) all of the proposed Delivery Location(s) for the Pods in such Tranche and (ii) the anticipated capacity (in number of Pods) for Delivery to each such Delivery Location. By [***], Lessee shall provide Lessor notice with respect to each such Delivery Location confirming whether Required Credit Support has been provided for such Delivery Location. Lessee shall provide Lessor with its determination of which Pods will be delivered to each Delivery Location as soon as it has such information, and no less than [***] days before the Estimated Delivery Start Date for each Tranche of Pods. Any such Delivery Location specified by Lessee to Lessor must be a Qualifying Delivery Location as of the applicable Estimated Delivery Readiness Date and at all times thereafter. Any designation or determination provided by Lessee under this Section 2.02(d) shall not be changed once given absent mutual agreement of Lessor, Lessee and Enso. Notwithstanding anything to the contrary in this Master Agreement, Lessee shall prioritize designating as Delivery Location(s) those Delivery Location(s) where Enso provides Credit Support (as defined in HSA Local TPU8i Order Form No.1) and that are ready to accept Delivery in relation to other Delivery Location(s) (if any).
(e)Lessor and Lessee shall enter into, on or prior to the Lease Start Date, a separate Schedule for each Pod and associated Equipment and Services that are the subject of such Order under this Master Agreement specifying the Lease for each such Pod and associated Equipment and Services that is in a Tranche of Pods and associated Equipment and Services as provided for in Annex 1 (with respect to the Key Terms).
(f)Any Orders placed hereunder will be subject solely to the terms of this Master Agreement (including the Order Form) and the applicable Schedule, and not to any terms of any Lessor-issued or Lessee-issued purchase order or other document, or any terms, conditions, or agreements that Lessor Personnel or Enso Personnel may be required to accept, sign, or consent to as part of their access to any Delivery Location or other applicable sites. Notwithstanding the foregoing, Enso may be required, as a condition of access to a Delivery Location or other applicable sites for purposes of Delivery, installation and testing of a Pod and associated Equipment and at the request of Lessee, to agree to terms required for performing services onsite at a third-party data center that are consistent with industry standards and notified in writing by Lessee to Enso and Lessor with at least [***] days advance notice, and agreed to in writing by Enso or otherwise in a legally binding manner.
(g)[Reserved].
(h)Each Order placed under this Master Agreement is non‑cancellable and non‑terminable by Lessee and shall remain binding for the full quantity and scope of Equipment and Services specified therein. If this Master Agreement is terminated in accordance with its terms, all outstanding Orders are automatically terminated as of the date of such termination. If, pursuant to the Hardware Sale Agreement, Lessor cancels or terminates its corresponding order (including HSA Local TPU8i Order Form No. 1) with Enso with respect to any Pod, or otherwise reduces the number of Pods ordered pursuant to the Hardware Sale Agreement (including HSA Local TPU8i Order Form No. 1), then the related Order under this Master Agreement shall be deemed automatically cancelled, terminated or otherwise reduced to the same extent and effective as of the same date. Notwithstanding the foregoing, Lessor shall not cancel, terminate or otherwise reduce any such order under the Hardware Sale Agreement without Lessee’s prior written consent, except that (x) Lessor may cancel, terminate or otherwise reduce in its sole discretion if such cancellation, termination or otherwise reduction is effected (i) in accordance with Section 14.02(b), in connection with the termination of this Master Agreement or as otherwise provided for in any Transaction Document between Lessee and Lessor or (ii) in accordance with Section 11 of HSA Local TPU8i Order Form No. 1, but only with respect to Uncovered Capacity (as defined in HSA Local TPU8i Order Form No. 1), and (y) with respect to any Pod, Lessor may, by written notice to Lessee, terminate the applicable Order (or the relevant portion thereof) if the RFS Delay Duration (as defined in the Key Terms) exceeds the RFS Extended Period (as defined in the Key Terms) for such Pod. In the event of a Google Delivery Delay (as defined in the Key Terms) exceeding the Grace Period (as defined in the Key Terms) with respect to any Pod, Lessor will, promptly following a written request by Lessee, send a notice of cancellation of Lessor’s order for such Pod under the Hardware Sale Agreement, to the extent such cancellation is permitted by the Key Terms. Upon any cancellation, termination or otherwise reduction of an Order, neither party shall have any further obligation with respect to the relevant Pod except for the parties’ respective obligations that, by their terms, survive or relate to pre-termination, cancellation or otherwise reduction breaches; provided, that this sentence shall not relieve Lessor of liability that may arise as a result of Lessor terminating, cancelling or otherwise reducing an Order without the consent of Lessee except as expressly provided in this Section 2.02(h) or permitted elsewhere in this Master Agreement or any other Transaction Document between Lessee and Lessor.
Section 2.03Pricing.
(a)Pod Total Price. The pricing (the “Pod Total Price”) for each Pod and associated Equipment and Services within a Tranche is set forth in Section 2.02(c) and is inclusive of all cost of transportation, shipping, installation, configuration, testing, acceptance, maintenance and support, as further set out Annex 1 (with respect to the Key Terms); provided, however, that the Pod Total Price shall not be inclusive of amounts due pursuant to the terms set forth in Section 8 (Tariffs) and Section 9 (Additional Lessee Reimbursements for Lessor Payables) of Annex 1 that are not specified on the Order Form. For the avoidance of doubt, the Pod Total Price shall be exclusive of Taxes.
ARTICLE III
SECURITY INTEREST
Section 3.01Security Interest. Notwithstanding any provisions contained in this Master Agreement, in any Schedule or in any other Transaction Document, Lessor and Lessee hereby stipulate and agree that this Master Agreement and each Lease are intended to be contracts to make loans, or extend other debt financing or financial accommodations, to or for the benefit of the Lessee and, as such, as set forth in Section 365(c)(2) of the Bankruptcy Code, neither this Master Agreement nor any Lease is assumable or assignable under Section 365(a) of the Bankruptcy Code. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the obligations and liabilities of Lessee to Lessor, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Lease and any other Transaction Document to which Lessor and Lessee are party, whether on account of rent, principal, interest, reimbursement obligations, fees, liquidated damages, cancellation payments, financial assurances, indemnities, costs, or expenses (including all fees and disbursements of counsel to Lessor that are required to be paid by Lessee pursuant to the terms hereof), Lessee hereby grants Lessor a first priority purchase money security interest in all of Lessee’s right, title and interest in and to (a) all Equipment, (b) all “accessions” as defined in Article 9 of the UCC or attachments to the Equipment, (c) all books and records relating to the foregoing and (d) all proceeds of the foregoing (collectively, the “Collateral”). Lessee hereby authorizes Lessor to file one or more financing statements or any other filings as Lessor may reasonably deem necessary or appropriate. Notwithstanding any provisions contained in this Master Agreement or in any Schedule, neither Lessor nor any assignee shall be entitled to receive, collect or apply as interest any amount in excess of the maximum rate or amount permitted by applicable Law. In the event Lessor or any assignee ever receives, collects or applies as interest any amount in excess of the maximum amount permitted by applicable Law, such excess amount shall be applied to the unpaid principal balance and any remaining excess shall be refunded to Lessee. In determining whether the interest paid or payable under any specific contingency exceeds the maximum rate or amount permitted by applicable Law, Lessor and Lessee shall, to the maximum extent permitted under applicable Law, characterize any non-principal payment (other than interest payable hereunder) as an expense or fee rather than as interest, exclude voluntary prepayments and the effect thereof, and spread the total amount of interest over the entire term of this Master Agreement and all Leases. LESSEE ACKNOWLEDGES THAT (i) LESSOR HAS NOT SELECTED, MANUFACTURED OR SUPPLIED THE EQUIPMENT AND (ii) LESSOR HAS ACQUIRED THE EQUIPMENT SOLELY IN CONNECTION WITH THE APPLICABLE LEASE. LESSOR MAKES NO REPRESENTATION OR WARRANTY REGARDING THE SUITABILITY OF THE EQUIPMENT.
Section 3.02Further Assurances.
(a)Lessee agrees to promptly execute and deliver to Lessor such further documents and take such further action as Lessor may reasonably request in order that the intent and purpose of this Master Agreement, any Schedule and any other Transaction Document between Lessee and Lessor is given effect in all respects. Without limiting the generality of the foregoing, Lessee agrees (i) to furnish to Lessor from time to time upon request therefor, its certified financial statements, officer’s certificates and appropriate resolutions, opinions of counsel and such other information and documents as Lessor may reasonably request, and (ii) to execute and timely deliver to Lessor upon request therefor, any financing statements or other documents that Lessor deems reasonably necessary to perfect or protect Lessor’s security interest in the Collateral or to evidence Lessor’s interest in the Equipment; provided, however, that Lessee authorizes Lessor to file any such financing statement or other document without Lessee’s authentication to the extent permitted by applicable Law and deemed by Lessor to be reasonably necessary to perfect or protect Lessor’s security interest in the Collateral. Lessee hereby appoints Lessor and any agent of Lessor as Lessee’s attorney-in-fact, with full power of substitution, for the sole purpose of executing on behalf of Lessee such UCC financing statements or other filings as Lessor deems reasonably necessary to perfect or protect Lessor’s security interest in the Collateral or to evidence Lessor’s interest in the Equipment. Lessee acknowledges and agrees that such appointment is coupled with an interest and is irrevocable until the expiration or termination of all Leases and the satisfaction by Lessee of all of its obligations (other than, after the expiration or termination of all Leases, contingent indemnification or reimbursement obligations for which no claim has been made) hereunder or under any other Transaction Document entered into between Lessor and Lessee. It is also agreed that Lessor or Lessor’s agent may file as a financing statement, any lease document (or copy thereof, where permitted by law) that Lessor deems to be reasonably necessary to perfect or protect Lessor’s security interest in the Collateral or to evidence Lessor’s interest in the Equipment. Lessee will reimburse Lessor for any filing or recordation fees or expenses (including legal fees and costs) incurred by Lessor in perfecting or protecting its interests in any Collateral as set forth on an invoice delivered by Lessor to Lessee and be due and payable within [***] days of receipt by Lessee of such invoice.
(b)Lessee shall notify Lessor in writing not later than [***] Business Days’ after any change (i) in its corporate or organization name, (ii) in its identity or organizational form, (iii) in its organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (iv) in its jurisdiction of organization; provided that, Lessee shall not effect or permit any such change unless all filings have been made, or will have been made at the time of such change, under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for Lessor to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing.
Section 3.03Intercreditor Agreement. If reasonably required by Lessor, Lessee shall cause any other secured creditor of Lessee to enter into an intercreditor agreement or other intercreditor arrangement (and any amendment, supplement, modification or joinder with respect thereto), governing the relationship between Lessor and such secured creditor. Lessee shall execute such agreement at the request of Lessor to acknowledge the intercreditor arrangements.
ARTICLE IV
RENT
Section 4.01Rent.
(a)In consideration of Lessee’s right to possess and use the Equipment during the applicable Term, from and after the Lease Start Date for each Pod during the Term of the Schedule for such Pod (and associated Equipment and Services), Lessee shall pay Rent for such Pod and associated Equipment and Services as set forth in the applicable Schedule. The Basic Rent shall be the applicable Pod Total Price over a five (5) year Term. Unless specified otherwise in the applicable Schedule, the first installment of Basic Rent shall be due on the last day of the calendar quarter in which the applicable Lease Start Date occurs. Unless specified otherwise in the applicable Schedule, each of the other nineteen (19) installments shall be payable on the last day of each of the nineteen (19) subsequent calendar quarters. All twenty (20) installments shall be fixed and equal installments. Each date on which an installment is due is a “Payment Date”. Each installment and the related Payment Date shall be set forth in the applicable Schedule. The total outstanding Pod Total Price with respect to any Pod ordered under Tranche 1, Tranche 2 or Tranche 3 shall accrue interest at the rate set forth in the Pricing Letter. Interest shall be payable on each Payment Date. To the extent that Rent is adjusted pursuant to the terms hereof, (i) Lessor shall promptly provide Lessee (but in any event within [***] days) with an invoice detailing such adjusted amount and such amount shall be due and payable by Lessee on the next succeeding Payment Date at least [***] days after delivery of such invoice and (ii) Lessor shall promptly amend the applicable Schedule to reflect such adjustments on the annexes thereto.
(b)Lessor and Lessee agree that each Lease is a financing arrangement under which Lessee bears all costs and expenses relating to the Equipment that are not part of the Rent, and Rent shall not include (i) Taxes, (ii) insurance premiums and deductibles and similar amounts and (iii) amounts due pursuant to the terms set forth in Section 8 (Tariffs) and Section 9 (Additional Lessee Reimbursements for Lessor Payables) of Annex 1 that are not specified on the Order Form, in each case of (i)–(iii), incurred (now or in future) by Lessor with respect to the Equipment, this Master Agreement or any Schedule (to the extent not already reflected in the Pod Total Price), all of which, in each case of (i)–(iii), shall be paid directly by or charged to the account of Lessee. Any such (x) Taxes (other than Excluded Taxes), (y) insurance premiums and deductibles and similar amounts and (z) amounts due pursuant to the terms set forth in Section 8 (Tariffs) and Section 9 (Additional Lessee Reimbursements for Lessor Payables) of Annex 1 that are not specified on the Order Form that, in each case of (x), (y), or (z), Lessor may be otherwise required to collect or pay under applicable Law in the absence of this Section 4.01(b) shall be set forth on an invoice delivered by Lessor to Lessee and be due and payable by Lessee within [***] days of receipt by Lessee of such invoice. Any such payments that are not timely received will be subject to interest accrued at the lesser of (a) [***]% per month (the “Default Rate”), and (b) the maximum amount permitted by Law, until payment is received; provided that, for clarity, the foregoing does not require (double) paying interest amounts that Lessee is obligated to pay to Lessor under Section 9 (Additional Lessee Reimbursements for Lessor Payables) of Annex 1. If any Rent or other amounts payable hereunder are subject to a withholding Tax (including backup withholding) imposed by any applicable jurisdiction, (i) Lessor authorizes Lessee to deduct and withhold such Tax from its payment of such Rent or other amounts to Lessor and to pay such withholding Tax to the applicable jurisdiction, and (ii) Lessee shall be obligated to pay to Lessor additional amounts necessary such that, after deduction or withholding of any such Tax (other than Excluded Taxes but including deduction or withholding applicable to additional amounts payable under this Section), Lessor receives a net amount equal to the amount that Lessor would have received had no such Tax (other than Excluded Taxes) been withheld.
(c)If Lessor is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder, it shall deliver to Lessee, promptly after the time or times reasonably requested by Lessee, such properly completed and executed documentation reasonably requested by Lessee as will permit such payments to be made without withholding or at a reduced rate of withholding (including an IRS Form W-9). In addition, Lessor, if reasonably requested by Lessee, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Lessee as will enable Lessee to determine whether or not Lessor is subject to backup withholding or information reporting requirements.
(d)To the extent that it is legally permissible, Lessee shall timely prepare and file all reports and returns which are required to be made with respect to any obligation of Lessee arising out of Section 4.01(b). If Lessor prepares and files such reports and returns, Lessee shall promptly, following receipt by Lessee of Lessor’s invoice, reimburse Lessor for any Taxes paid by Lessor that are Lessee’s responsibility under Section 4.01(b). Lessee shall have the right to contest or protest, in Lessee’s own name and at its expense, any Tax for which it is responsible, provided that such contest could not reasonably be expected to result in any material danger of sale, forfeiture, encumbrance or loss of the Equipment, or otherwise affect the title, property or rights of Lessor in or to the Equipment. If a written claim is made against Lessor for Taxes with respect to which Lessee may be liable, Lessor shall give Lessee prompt written notice of such claim and provide a copy of such claim to Lessee, provided that failure of Lessor to provide Lessee with prompt written notice of such claim shall release Lessee from liability relating to such claim only to the extent Lessee suffered irreparable harm which Lessee could have avoided had Lessee received timely notice.
(e)If Lessee has valid proof of a U.S. sales, use or withholding tax exemption and/or if Lessee claims eligibility for exemption from any such Tax, it shall provide Lessor with a tax exemption certificate in a form as is necessary to claim exemption from such Tax at least [***] Business Days prior to the Estimated Delivery Date for a Pod.  To the extent Lessee provides a tax exemption certificate and (i) such certificate is later determined by any Governmental Authority to be invalid, or (ii) Lessor is assessed Taxes or penalties by any Governmental Authority as a result of its reliance upon such certificate, Lessee shall fully indemnify, defend, release, and hold harmless Lessor from all claims, costs, and expenses arising therefrom.

(f)LESSEE’S OBLIGATION TO PAY ALL RENT AND OTHER AMOUNTS WHEN DUE AND TO OTHERWISE PERFORM AS REQUIRED UNDER THIS MASTER AGREEMENT, ANY SCHEDULE OR ANY OTHER TRANSACTION DOCUMENT BETWEEN LESSEE AND LESSOR SHALL BE ABSOLUTE AND UNCONDITIONAL, AND (EXCEPT AS PROVIDED IN SECTION 10(B) (PASS-THROUGH OF CREDITS FOR ENSO DELIVERY DELAYS, AND PAYMENTS FOR OVER-PAID TARIFFS AND CERTAIN INVOICE DISPUTES) OF ANNEX 1) SHALL NOT BE SUBJECT TO ANY ABATEMENT, REDUCTION, SET-OFF (EXCEPT A SET-OFF SEPARATELY EXPRESSLY AGREED TO IN WRITING BETWEEN LESSOR (OR A DESIGNEE THEREOF) AND LESSEE), DEFENSE, COUNTERCLAIM, INTERRUPTION, DEFERMENT OR RECOUPMENT FOR ANY REASON WHATSOEVER WHETHER ARISING OUT OF ANY CLAIMS BY LESSEE AGAINST LESSOR, ENSO, TOTAL OR PARTIAL LOSS OF THE EQUIPMENT OR THEIR USE OR POSSESSION, OR OTHERWISE. If any Equipment is unsatisfactory for any reason, Lessee shall make its claim solely against Enso and shall, nevertheless, pay Lessor or its assignee all amounts due and payable under the Lease.
Section 4.02Payment Mechanics.
(a)Lessee shall pay the Rent due under this Master Agreement or any Schedule on the Payment Date provided in the applicable Schedule or, with respect to amounts other than Rent, on such other applicable due date and time (which such applicable due dates and times may be synchronous with one or more Payment Dates set forth on the applicable Schedule). Unless otherwise expressly agreed in writing by Lessor or a designee thereof solely with respect to any payment of Rent prior to the applicable Payment Date, all amounts due under this Master Agreement or any Schedule shall be paid on the applicable due date in U.S. dollars by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in the applicable Schedule.
(b)If any date on which a payment under this Master Agreement and the applicable Schedule becomes due and payable is not a Business Day, then Lessee shall make such payment on the next succeeding Business Day. Interest shall continue to accrue on the amount of such payment until such payment is made.
(c)The payment of Rent shall also be subject to the terms and conditions set forth in Section 10(b) (Pass Through of Credits for Enso Delivery Delays, and Payments for Over-Paid Tariffs and Certain Invoice Disputes) of Annex 1.
(d)Lessee shall be permitted to pay Rent and other amounts due and owing under this Master Agreement or any Schedule in such other manner as may be separately agreed in a separate letter agreement between the parties or their Affiliates (or, in the case of Lessor, its designee). All amounts so paid shall be deemed to have been applied by Lessor to the payment of Rent or other amounts due and owing hereunder, on a dollar-for-dollar basis.
ARTICLE V
WARRANTIES
Section 5.01Warranties. All warranties with respect to the Pods and associated Equipment and Services are set forth in Annex 1 (with respect to the Key Terms) and designated to Lessee pursuant to the Hardware Sale Agreement (as described in Section 1(c) (Warranty Designation) of Annex 1).
Section 5.02Licensed Materials. Except as set forth in Section 1(b) (Sublicense) of Annex 1, (a) neither this Master Agreement nor any Schedule grants any right, title or interest in or to that portion of any Equipment constituting or containing software or documentation (collectively, “Licensed Materials”) and (b) any rights that Lessee may have with respect to Licensed Materials shall arise only pursuant to license agreements (the “Licenses”), if any, between Lessee and the licensor(s) of such Licensed Materials (collectively, the “Licensors”). All right, title to and ownership of the Licensed Materials (together with all rights in patents, copyrights, trade secrets and other intellectual property rights applicable thereto) are and shall remain with the Licensors during and after the term of this Master Agreement, except as provided in Section 14.02(b)(viii), Section 14.03 and Section

17.01(a). Any use of the terms “sell,” “purchase,” “license,” “lease,” and the like in this Master Agreement (except as provided in Section 14.03, Section 14.02(b)(viii), Section 17.01(a) or any Schedule) with respect to Licensed Materials shall be interpreted in accordance with this Section 5.02.
ARTICLE VI
QUIET ENJOYMENT
Section 6.01Quiet Enjoyment. Provided that no Fundamental Event of Default, and no Other Event of Default for which a Full Remedies Trigger Event has occurred, has occurred and is continuing, Lessor will not disturb Lessee’s quiet enjoyment of the Equipment during the term hereof.
ARTICLE VII
LESSEE’S REPRESENTATIONS
Lessee represents and warrants for the benefit of Lessor that the statements contained in this Article VII and Annex 4 attached hereto are true and correct as of (a) the Effective Date, (b) the date of each Order, (c) each Lease Start Date and (if different) each RFS Date and (d) any other date specified in a Schedule as one on which such representations and warranties are made.
Section 7.01Organization and Qualification of Lessee. Lessee is a Delaware limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has full corporate (or equivalent) power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its Business as currently conducted. Lessee is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the lease of Equipment under this Master Agreement and the applicable Schedule, or the operation of the Business as currently conducted, makes such licensing and qualification necessary except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 7.02Authority of Lessee. Lessee has full corporate (or equivalent) power and authority to enter into this Master Agreement, each Schedule and each other Transaction document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Lessee of this Master Agreement, each Schedule and each other Transaction Document to which it is a party, the performance by Lessee of its obligations hereunder and thereunder and the consummation by Lessee of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate (or equivalent) action on the part of Lessee. This Master Agreement and each other Transaction Document to which Lessee is a party has been duly executed and delivered by Lessee, and constitutes a legal, valid, and binding obligation of Lessee enforceable against Lessee in accordance with its terms. When each Schedule to which Lessee is or will be a party has been duly executed and delivered by Lessee, such Schedule will constitute a legal and binding obligation of Lessee enforceable against Lessee in accordance with its terms.
Section 7.03No Conflicts. The execution, delivery, and performance by Lessee of this Master Agreement, each Schedule and each other Transaction Document to which Lessee is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(a)conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Lessee;
(b)conflict with or result in a violation or breach in any material respect of any provision of any applicable Law;
(c)require notice to (except as may have already been validly provided), the consent of (except as may have already been validly obtained), or other action by any Person or conflict with, result in a violation or breach of, or constitute a default under any material agreement, contract or other instrument to which Lessee is a party or by which Lessee or its assets may be bound;

(d)result in the creation or imposition of any Lien on any Equipment (other than Permitted Liens); or
(e)conflict with or result in violation or breach of, or default under, any provision of the Atlas Credit Agreement.
Section 7.04Consents. No consent or approval of, or permit, order, or declaration by, or filing with, or notice to, any Governmental Authority is required by or with respect to Lessee in connection with the execution and delivery of this Master Agreement, the Schedules or any other Transaction Document to which Lessee is a party and the consummation of the transactions contemplated hereby and thereby, except as may have already been provided or obtained, as applicable, or as would not reasonably be expected to have a Material Adverse Effect.
Section 7.05Legal Proceedings. There are no Actions pending or, to the best of each Responsible Officer of Lessee’s knowledge, threatened in writing against or by Lessee:
(a)relating to or affecting the Business, except as would not reasonably be expected to have a Material Adverse Effect; or
(b)that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Master Agreement, the Schedules and the other Transaction Documents to which Lessee is a party and that would reasonably be expected to impair or delay Lessee’s ability to consummate or perform the transactions contemplated by this Master Agreement, the Schedules and each other Transaction Document to which Lessee is a party.
Section 7.06Permits. All material Permits required for Lessee to conduct the Business as currently conducted and to lease and use the Equipment have been obtained by Lessee and are valid and in full force and effect. All fees and charges due and payable with respect to such material Permits as of the Effective Date have been paid in full. To the knowledge of a Responsible Officer of Lessee, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any such material Permit, other than in connection with a customary renewal which such renewal has been diligently pursued by Lessee and which Lessee has no reason to reasonably believe it will not obtain.
Section 7.07Financial Statements. Lessee has delivered to Lessor complete copies of Lessee’s audited financial statements for its most recent fiscal year ended (if any) and any other financial information of Lessee, in each case, as required by Annex 5 or reasonably requested by Lessor. Lessee has prepared the financial statements in accordance with GAAP applied on a consistent basis throughout the periods involved, except as otherwise expressly noted therein. The financial statements are based on the books and records of Lessee, and fairly present the financial condition of Lessee in all material respects as of the dates they were prepared and the results of the operations of Lessee are for the periods involved.
Section 7.08Solvency. On such date, after giving effect to any Orders made on or before such date, (i) the fair value of the property of Lessee is greater than the total amount of liabilities, including contingent liabilities, of Lessee, (ii) the present fair saleable value of the assets of Lessee is not less than the amount that will be required to pay the probable liability of Lessee on its debts as they become absolute and matured, (iii) Lessee does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities become absolute and mature, and (iv) Lessee has not executed this Master Agreement or made any transfer or incurred any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that would reasonably be expected to become an actual or matured liability.
Section 7.09Information. All financial statements and other information (excluding forward-looking information and information of a general industry or economic nature) provided and to be provided to Lessor by Lessee are (or, when provided, will be), when taken as a whole, true and correct in all material respects. All forward-looking projections and similar information provided to Lessor by Lessee were, or when delivered, will be, prepared in good faith and based on assumptions believed to be reasonable at the time prepared, it being understood that projections are not to be viewed as facts, are inherently subject to significant uncertainties and contingencies, many of which are beyond Lessee’s control, that no assurance can be given that any projections will be realized, that actual results may differ significantly from projected results and that such differences may be material.
Section 7.10Transaction Documents; Material Agreements. A true, complete and correct copy of each Transaction Document to which Lessee is party or which has been fully disclosed to Lessee (or, if disclosed to Lessee in redacted form, such redacted copy) and each Material Agreement described in sub-section (b) of the definition thereof (in each case, including any amendments, waivers or supplements thereto), in each case, in effect at the relevant time, has been made available to Lessor.
ARTICLE VIII
COVENANTS
Lessee (or, where specified, Lessor) agrees that until all amounts payable under this Master Agreement, the Schedules and each other Transaction Document to which Lessor and Lessee are a party have been paid in full in cash and all other obligations hereunder and thereunder (other than, after the expiration or termination of all Leases, contingent indemnification or reimbursement obligations for which no claim has been made) have been performed in full, Lessee (or, where specified, Lessor) shall comply with the covenants contained in this Article VIII and Annex 5 attached hereto.
Section 8.01Maintenance of Existence, Compliance with Law. Lessee shall (a) preserve and maintain its legal existence in (i) its jurisdiction of organization and (ii) each other jurisdiction in which it is required to be qualified to conduct its business as contemplated herein, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply in all material respects with all applicable Laws and orders, including in its use of the Equipment hereunder, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 8.02Maintenance and Operation of Equipment.
(a)Lessee shall maintain, preserve and protect, and cause its operators or warranty providers to maintain, preserve and protect the Equipment and keep the Equipment in good repair, working order and condition (ordinary wear and tear excepted), and diligently make all needful and proper repairs, renewals and replacements (or make appropriate warranty claims with Enso regarding the same); provided, however, that the foregoing shall not diminish any other operation, use, maintenance or similar obligations or requirements incumbent upon Lessee (or any other party) with respect to the Equipment established elsewhere in this Master Agreement, any Schedule, any Transaction Document or any Material Agreement described in sub-section (b) of the definition thereof.
(b)Lessee shall (i) operate the Equipment in accordance with Good Industry Practice, and (ii) exercise and enforce all rights available to it under the Transaction Documents that are necessary and appropriate to maintain and operate the Equipment in accordance with Good Industry Practice.
Section 8.03Permits. Lessee shall maintain in full force and effect all material Permits required for Lessee to conduct the Business as currently conducted and to lease and use Equipment in the manner contemplated under this Master Agreement and the applicable Schedule.
Section 8.04Payment of Obligations. Lessee shall pay and discharge its obligations, including (i) all fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Lessee, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any property or assets of Lessee, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Lessee, (ii) all payment obligations under each Transaction Document and each Material Agreement, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Lessee, and (iii) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Lessee.
Section 8.05Taxes. Lessee shall be responsible for and shall pay (before the same shall become delinquent or in default), and shall indemnify and hold Lessor harmless from and against, all assessments, license fees, Taxes (including, for the avoidance of doubt, property Taxes and excluding, for the avoidance of doubt, Excluded Taxes), Tariffs (provided that, for clarity, the foregoing does not require (double) paying amounts that Lessee has paid to Lessor under Section 8 (Tariffs) of Annex 1) and other charges (other than Taxes imposed on Lessor’s gross or net income) imposed on or with respect to (a) the Equipment or any Part thereof arising out of or in connection with the possession, ownership, use or operation of any Equipment, or (b) this Master Agreement, the Schedules and the other Transaction Documents to which Lessor and Lessee are a party or the consummation of the transactions contemplated herein and therein, except as otherwise provided in this Master Agreement, the applicable Schedule or such other Transaction Document, other than such amounts where, in the case of each of clauses (a) and (b), the amount or validity thereof is being contested in good faith by appropriate proceedings and Lessee has set aside on its books reserves therefor in accordance with GAAP (to the extent required by GAAP). For the avoidance of doubt, (A) the exclusion of contested amounts as described in the preceding sentence shall not in any way lessen the obligation of Lessee to indemnify and hold harmless Lessor from such assessments, license fees, Taxes, Tariffs (provided that, for clarity, the foregoing does not require (double) paying amounts that Lessee has paid to Lessor under Section 8 (Tariffs) of Annex 1) and charges, notwithstanding any such good faith contestation; (B) all property Taxes assessed by and/or owed to any assessing Governmental Authority with respect to the transactions contemplated herein are ultimately to be paid by Lessee, including all associated penalties and interest; (C) all property tax bills received by Lessor with respect to the transactions contemplated herein will be forwarded to Lessee and Lessee will be responsible for paying those taxes to the taxing jurisdiction within the earlier of (x) [***] days from Lessee’s receipt thereof from Lessor and (y) the due date thereof, and Lessee will provide Lessor with confirmation of such payments upon request; and (D) in the event Lessor pays any property Taxes, it will invoice Lessee for such amounts, which such invoice will be paid to Lessor by Lessee within [***] calendar days of delivery of such invoice; provided, however, Lessee shall not be obligated to reimburse or indemnify Lessor for any penalties and interest arising due to Lessor’s failure to timely pay the relevant Tax, except to the extent Lessor’s failure to timely pay the relevant Tax is due to Lessee’s failure to comply with any covenant in this Section 8.05.
Section 8.06Audit. Both Lessor and Lessee agree to take reasonable actions requested by the other party to provide support if the transaction hereof is reviewed as part of one of the parties’ governmental audit. Each party shall take all reasonable actions requested by the other party to reduce or recover refundable or recoverable taxes.
Section 8.07Liens. Lessee shall keep the Equipment free and clear of all Liens other than Liens granted to Lessor and other Permitted Liens. Lessee shall effect the removal of any Lien that is not a Permitted Lien promptly upon written notice thereof from Lessor or otherwise promptly upon a Responsible Officer having actual knowledge of the existence of such Lien.
Section 8.08Subleases. Lessee shall not enter into any sublease of any Equipment without Lessor’s prior written consent, which consent may be withheld in Lessor’s sole discretion. No permitted sublease shall relieve Lessee of its obligations under this Master Agreement, the applicable Schedule or any other Transaction Document, and Lessee shall remain primarily liable under this Master Agreement, the applicable Schedule and each other Transaction Document for the performance of all of the terms hereof and thereof to the same extent as if such sublease had not occurred.
Section 8.09Reporting. Together with the financial statements required to be delivered pursuant to Annex 5, Lessee shall provide a report to Lessor that includes a description of (a) the operating reports and data specified in Section 11 of Annex 1, (b) maintenance carried out on any Equipment, and (c) such other information concerning the operation of the Equipment as may be reasonably requested by Lessor.
Section 8.10Intended U.S. Federal Income Tax Treatment. The parties intend that, for U.S. federal (and applicable state and local) income Tax purposes, Lessee will be treated as the beneficial owner of the

Equipment, and, except to the extent otherwise required by a change in Law after the Effective Date or a determination within the meaning of Section 1313(a) of the Code, the parties shall not take any position inconsistent therewith on any Tax return or in connection with any Tax audit or other Tax proceeding.
Section 8.11Transaction Documents. Lessee shall, or shall cause Guarantor to (as applicable), comply in all material respects with its obligations under each of the Transaction Documents to which it or the Guarantor is party. Lessee shall not, and Lessee shall cause Guarantor and Lessee’s and Guarantor’s Affiliates (as applicable) to not, repudiate or terminate any Transaction Document to which it or such other Person is party (other than any expiration of a Transaction Document in accordance with its terms) or amend, waive, modify or assign, or provide any consent with respect to, any provisions of the Transaction Documents to which it or such other Person is party without the prior written consent of Lessor; provided that:
(a)in the case of the Intercompany Agreement, such consent shall not be unreasonably withheld, delayed or conditioned;
(b)in the case of any Colocation and Services Agreement, such consent shall not be unreasonably withheld, delayed or conditioned (except that any consent in respect of a Material Matter shall be given or withheld in the Lessor’s sole discretion) and such consent shall not be required to the extent such amendment, waiver, modification, assignment or consent (i) improves (from the perspective of Lessee and Lessor) provisions therein relating to security or protection of the Equipment or (ii) permits the assignment by the applicable Service Provider of its rights and obligations under such Colocation and Services Agreement (and/or order forms thereunder) to Enso, another Service Provider, Lessor or any Affiliate of Lessee;
(c)in the case of any Data Center Lease, such consent shall not be unreasonably withheld, delayed or conditioned (except that any consent in respect of a Material Matter or in respect of any Lessee Tenant’s assignment of all or any portion of its rights and obligations as a Tenant under any Data Center Lease to any other Person shall be given or withheld in the Lessor’s sole discretion) and such consent shall not be required to the extent such amendment, waiver, modification or consent (i) improves (from the perspective of Lessee and Lessor) provisions therein relating to security or protection of the Equipment or (ii) permits the assignment by the applicable Data Center Operator of its rights and obligations under such Data Center Lease to Enso, another Data Center Operator, Lessor or any Lessee Tenant (but, in the case of a Lessee Tenant, only if (1) such Lessee Tenant is Investment Grade, (2) if Guarantor or Guarantor’s Affiliate is Investment Grade and provides a Data Center Lease Parent Guarantee or (3) Required Credit Support remains in effect following such assignment); and
(d)the foregoing shall not prohibit the appointment of a Substitute Operator in accordance with the Substitute Operator provisions of the applicable Colocation and Services Agreement or the assumption of a Data Center Lease in accordance with the Transaction Documents; provided that, Lessee covenants that under no circumstances shall any Lessee Tenant be allowed to assign any interest in a Data Center Lease following such Lessee Tenant’s assumption of (or entrance into a novation agreement whereby such Lessee Tenant becomes party to) such Data Center Lease.
Section 8.12Lessor Part POs. Lessor (or its applicable Affiliate) will instruct Enso to place all orders for TPUs on or after the Effective Date that are for purposes of a Pod relevant to this Master Agreement under purchase orders “For Pods to be sold to Lessor under the Hardware Sale Agreement” or a similar designation.
ARTICLE IX
EQUIPMENT AND SERVICES
Section 9.01Preparation of a Delivery Location. Lessee may only request a Delivery Location for Delivery of Pods and the associated Equipment and Services to the extent such Delivery Location is listed on Annex 8 or has otherwise been consented to by Lessor in its reasonable discretion. Lessee shall ensure that all Site Requirements and all Additional Site Requirements are met at all times on and following the applicable Estimated Delivery Readiness Date at the applicable Delivery Location, including during the Term of each Lease, and shall provide reasonable assistance to Lessor or any third party in connection with the foregoing activities. Lessee will be liable for any injury or death to Lessor Personnel or Enso Personnel that is caused by the gross negligence or intentional misconduct of Lessee or any employee of Lessee.
Section 9.02Identifying Marks. Except as may be described in the applicable Schedule, no marking of any kind shall be placed on any Part by Lessee or any other Person except with the prior written consent of Lessor on or before the Expiration Date of the applicable Schedule. Any such marking placed on a Part by Lessee or another Person shall be removed at Lessee’s expense on or before the Expiration Date of the applicable Schedule. Lessee shall, at Lessee’s expense and to Lessor’s satisfaction, place and maintain on each Part any identifying marks reasonably required by Lessor.
Section 9.03Equipment Delivery Location; Modification. During the Term of a Lease or the continuation of any Event of Default, Lessee may not move or relocate from any Delivery Location, or make any modifications or changes to, any Pod (or, during the continuation of any Event of Default, any associated Equipment), in each case, without Lessor’s prior written consent.
Section 9.04Personal Property. The parties intend that all Equipment remains at all times personal property and not a fixture under applicable Law, even if the Equipment, or any Part thereof, may be or become affixed or attached to real property or any improvements. Prior to designating any Delivery Location as such in an Order Form, Lessee shall obtain and provide to Lessor, from each real property landlord, mortgagee, or lienholder having an interest in such Delivery Location (including without limitation any owner, lessor (including any Data Center Provider), or sublessor of any of the applicable premises), a waiver of any interest that it may have in the Equipment arising from its interest in the real property, in form and substance acceptable to Lessor (such acceptance not to be unreasonably withheld, delayed or conditioned).
Section 9.05Real Estate Documents. Lessee shall ensure that at all times following the applicable Estimated Delivery Readiness Date with respect to a Pod, the applicable Delivery Location for such Pod remains a Qualifying Delivery Location. Lessee shall ensure that no Delivery Location shall be subject to any lease or occupancy agreement other than where the applicable Landlord is party to a Recognition Agreement. Lessee shall ensure that each Data Center Lease grants to Lessee or its Affiliate or such Data Center Operator the right to occupy and use one (and only one) data center building (it being understood that a data center building may contain multiple data halls). To the extent that Lessee is the Data Center Operator, Lessee shall enforce its rights under the applicable Data Center Lease.
Section 9.06Data Center Operators; Service Providers. A Person shall not provide any services, or have any responsibilities, of a Data Center Operator unless such Person qualifies as a Data Center Operator. A Person shall not provide any services of a Service Provider unless such Person qualifies as a Service Provider.
Section 9.07Lessee as Tenant.
(a)In the event that a Landlord becomes the subject of a petition for relief under the Bankruptcy Code and rejects, pursuant to Section 365(a) of the Bankruptcy Code, a Data Center Lease to which such Landlord and a Lessee Tenant are parties, Lessee shall (or shall cause the applicable Lessee Tenant to), except if it otherwise receives Lessor’s prior written consent (including email), elect to retain its rights under the applicable Data Center Lease to the fullest extent permitted by Section 365(h)(1)(A)(ii) of the Bankruptcy Code. Any election by Lessee (or the applicable Lessee Tenant) to treat the Data Center Lease as terminated per Section 365(h)(1)(A)(i) of the Bankruptcy Code made without Lessor’s written consent shall be null and void ab initio.
(b)In the event that (i) a Lessee Tenant is the tenant under a Data Center Lease, (ii) Required Credit Support is in place with respect to such Delivery Location, and (iii) a Tenant Default Trigger (as defined in HSA Local TPU8i Order Form No. 1) has occurred, then Lessee shall, and shall cause such Lessee Tenant to, prior to any termination of such Data Center Lease, take all actions necessary to preserve such Data Center Lease and to effectuate a transfer of such Data Center Lease to Enso or the Alternative Credit Support Provider with respect to such Data Center Lease, as applicable, including: (A) in the case of a proceeding under the Bankruptcy Code, assuming (or causing to be assumed) such Data Center Lease pursuant to Section 365 of the Bankruptcy Code and assigning such Data Center Lease to Enso or such Alternative Credit Support Provider; and (B) in the case of any other Tenant Default Trigger, assigning (or causing to be assigned) such Data Center Lease to Enso or such Alternative Credit Support Provider.
ARTICLE X
MAINTENANCE AND MANDATORY MODIFICATIONS
Section 10.01Maintenance and Modification. The terms and conditions regarding the maintenance, service, and repair of the Pods are set forth in the Support Agreement and Annex 1 (with respect to the Key Terms).
ARTICLE XI
ALLOCATION OF LOSS
Section 11.01Allocation of Loss. Risk of loss and damage or other impairment of each Pod and the associated Equipment shall pass to Lessee automatically when title to such Pod transfers from Enso to Lessor as set forth in the Key Terms. In the context of any return or other disposition under Article XVII, such risk shall remain with Lessee until the earlier of (a) actual receipt by Lessor or its designee (and Lessor or its designee will acknowledge actual receipt to Lessee in writing) or (b) written confirmation from Lessor that risk has shifted to Lessor or its designee.
ARTICLE XII
INSURANCE
Section 12.01Insurance. Lessor, at the expense of Lessee, shall be entitled to obtain and maintain, commencing on the date title and risk to each Pod transfers from Enso to Lessor, as described in the Key Terms, and for the entire Term of each Lease, property damage and liability insurance and insurance against loss, damage or theft of each Pod and associated Equipment (“Property Insurance”) subject to each Lease including, without limitation, loss by fire (including so-called extended coverage), theft, natural disaster (including floods and earthquakes) and such other risks of loss as Lessor reasonably determines are appropriate to be maintained on the Equipment, in such amounts, in such form and with such insurers, in each case, as are consistent with industry standards applicable to similarly situated companies, as reasonably determined by Lessor. Each insurance policy will name Lessor as insured and loss payee thereof. Lessee shall cooperate with and assist Lessor to the extent reasonably requested by Lessor for purposes of obtaining and maintaining such insurance, including, without limitation, providing information regarding, and access to, any Delivery Location (subject to reasonable policies and procedures communicated in writing to Lessor at least [***] days in advance) in order for Lessor and its insurance providers to confirm the Additional Site Requirements can be satisfied with respect to such Delivery Location and maintained thereat. Upon reasonable request by Lessee, Lessor will provide to Lessee summary information regarding the existence and amount of Property Insurance obtained by Lessor; provided that Lessor shall not be required to deliver, disclose or discuss any information in respect of which Lessor owes confidentiality obligations to any third party. Lessor shall provide Lessee with at least [***] days’ notice prior to the voluntary termination or lapse of any Property Insurance obtained and maintained by Lessor. Upon reasonable request by Lessee, Lessor will reasonably consult with Lessee as to any Property Insurance to be obtained or terminated by Lessor, subject to the foregoing limitations.
Section 12.02Payment of Insurance Costs. Lessor shall invoice Lessee for the costs and expenses of the Property Insurance for each Pod and associated Equipment subject to each Lease annually and in advance at any time and Lessee shall make full payment in cash for each invoice as set forth in Section 4.01(b).
ARTICLE XIII
APPLICATION OF INSURANCE PROCEEDS AND CONDEMNATION PAYMENTS
Section 13.01Amounts Received by Lessor. Subject to and conditioned upon payment by Lessee of all Rent and any other amounts payable by it pursuant to this Master Agreement and any Schedule, if Lessor receives any proceeds as loss payee of the Property Insurance, or under any condemnation proceeding related to the Equipment, it shall, unless the parties mutually agree to replace the affected Equipment, in which case such proceeds shall be applied to such replacement, credit the net amount of such proceeds against Lessee’s obligation to pay Rent that is or may come due in accordance with the applicable Schedule(s). Such amounts shall be applied in inverse order of scheduled payments of Rent under the applicable Schedules. If no such amounts are then outstanding,

Lessee shall be entitled to retain such proceeds. Notwithstanding anything herein to the contrary, if Lessor receives any proceeds as loss payee of the Property Insurance, or under any condemnation proceeding related to the Equipment, or as a payment from Lessee in addition to any such proceeds, and such proceeds exceed the Stipulated Loss Value of the Equipment subject to such Property Insurance or condemnation proceeding, Lessor shall at the request of Lessee immediately transfer title to such Equipment to Lessee in accordance with Section 17.01 and Lessor shall retain such proceeds.
Section 13.02Amounts Received by Lessee. If for any reason Lessee receives any proceeds of insurance relating to the Equipment, it shall hold such proceeds on trust for Lessor and promptly deliver such proceeds to Lessor for application in accordance with Section 13.01.
ARTICLE XIV
DEFAULT
Section 14.01Events of Default. The occurrence of any of the following events and any events specified as “Events of Default” in any Transaction Document between Lessor and Lessee shall, in each case, be an “Event of Default” under this Master Agreement and all Schedules:
(a)if Lessee fails to pay when due any Rent or any other amount under this Master Agreement, any Schedule or any other Transaction Document to which Lessor and Lessee are a party (and, solely with respect to a failure to pay when due under such other Transaction Document, after giving effect to any grace period afforded therein);
(b)if Lessee fails to observe or perform any term, covenant, condition or agreement contained in (i) Sections 2.01(a), 8.01(a), 8.07, 8.08, 8.11 (other than with respect to the second sentence of Section 8.11), 9.03, 17.02(a) or 17.03 or (ii) Paragraphs 2 or 9 (solely with respect to clause (b), (c), (e) or (f) of Paragraph 9) of Annex 5, and, solely with respect to a breach of Sections 8.01(a)(ii), 8.07 (unless such breach was willful and material), 17.02(a) or 17.03 or Paragraphs 2 (other than clause (b)) or 9(f) of Annex 5, such failure shall continue unremedied for a period of [***] days after a Responsible Officer of Lessee has actual knowledge of such failure or receipt by Lessee of a written notice of such default from Lessor;
(c)if Lessee fails to observe or perform any term, covenant, condition or agreement contained in this Master Agreement or any Schedule (other than those specified in clauses (a) or (b) of this Section) and such failure shall continue unremedied for a period of [***] days after a Responsible Officer of Lessee has actual knowledge of such failure or receipt by Lessee of a written notice of such default from Lessor;
(d)if any representation contained in Article VII or Annex 4 is untrue in any material respect as and when made, unless, if capable of being cured, such breach shall remain uncured for a period of [***] days after a Responsible Officer of Lessee has actual knowledge of such breach or receipt by Lessee of a written notice of such breach from Lessor;
(e)if default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any indebtedness for borrowed money of Lessee aggregating $[***] or more, or a default shall occur in the performance or observance of any obligation or condition with respect to such indebtedness for borrowed money in an aggregate amount of $[***] or more if (x) the effect of such default is to accelerate the maturity of any such indebtedness for borrowed money or (y) such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such indebtedness for borrowed money, or any trustee or agent for such holders, to cause or declare such indebtedness for borrowed money to become due and payable or to require such indebtedness for borrowed money to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such indebtedness for borrowed money to be made, prior to its expressed maturity; provided that, if such indebtedness is promptly repaid following its acceleration, such indebtedness shall not be considered “indebtedness for borrowed money of Lessee” for the purpose of this clause (e);
(f)a Full Remedies Trigger Event (as defined under the Existing Master Lease Agreement) has occurred under the Existing Master Lease Agreement; provided that, if the Stipulated Loss Value

(as defined in the Existing Master Lease Agreement) is paid in full in cash in accordance with Section 14.02(b)(viii) or Section 14.03(a) of the Existing Master Lease Agreement, this clause (f) shall not apply;
(g)if Lessee (i) admits in writing that it is generally unable to pay, or fails to pay, its debts as they become due, (ii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property or business; and, in the case of any involuntary proceeding or petition, such proceeding or petition shall continue undismissed for [***] days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)if Lessee sells, transfers, or disposes of all or substantially all of its assets or the property of the Business, or merges or consolidates with any other entity;
(i)if any judgment or order in any proceeding is entered that requires Lessee to pay any amount exceeding $[***] (exclusive of any amounts covered by insurance (less any applicable deductible) and as to which the insurer has not denied its responsibility to cover such judgment or order) and such judgment shall not have been satisfied, vacated or discharged or stayed or bonded pending appeal (but only during the pendency of the stay or until the appeal concludes) within [***] days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order;
(j)(i) this Master Agreement or any Schedule shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Lessee, (ii) any security interest purported to be created by this Master Agreement or any Schedule in the Collateral shall cease to be, or shall be asserted in writing by Lessee not to be, a valid and perfected security interest (perfected as or having priority (subject to Permitted Liens) required by this Master Agreement and the applicable Schedule and solely to the extent such perfection may be achieved by the taking of actions expressly required by this Master Agreement or the applicable Schedule to have been taken) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner, (iii) the Guarantee shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Guarantor, or (iv) Lessee, Guarantor or any other party shall, directly or indirectly, contest in writing such effectiveness, validity, binding nature or enforceability;
(k)any “Event of Default” or early termination (or any comparable event) other than in accordance with the terms of this Master Agreement or the Guarantee occurs under the Guarantee;
(l)if Guarantor fails to own, directly or indirectly, beneficially or of record, one hundred percent (100%) of all equity interests in Lessee;
(m)if Lessee, Guarantor or any Service Provider defaults in the observance or performance of any material term, covenant, or condition or otherwise commits a material breach of any Transaction Document to which it is party (other than Transaction Documents the subject of clause (c) above), and in each case, such default or breach continues beyond any applicable grace period provided for therein, if any, and, in the case of a default by any Service Provider, Lessee or Guarantor has not, within [***] days after the expiration of any applicable grace period therein, replaced such Service Provider with Enso, another Service Provider, any Lessee Tenant (with respect to a Service Provider acting as Tenant pursuant to a Data Center Lease but, in the case of a Lessee Tenant, only if (1) such Lessee Tenant is Investment Grade, (2) if Guarantor or Guarantor’s Affiliate is Investment Grade and provides a Data Center Lease Parent Guarantee or (3) Required Credit Support remains in effect following such assignment) or such other Person reasonably satisfactory to Lessor (in each case, in accordance with the Substitute Operator provisions of the applicable Colocation and Services Agreement and other provisions of the Transaction Documents);
(n)if (x) any Transaction Document shall, in whole or in part, prematurely terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Lessee, Guarantor, any Service Provider and each of the other parties thereto (other than Lessor or its Affiliates) other than in accordance with its terms or (y) Lessee, Guarantor or any Service Provider rejects, repudiates, disavows or disaffirms any Transaction Document to which it is party in writing, and in the case of any termination, cession, rejection, repudiation, disavowal or disaffirmation with respect to or by a Service Provider, Lessee or Guarantor has not, within [***] days thereafter, replaced such Service Provider with Enso, another Service Provider, any Lessee Tenant (with respect to a Service Provider acting as Tenant pursuant to a Data Center Lease but, in the case of a Lessee Tenant, only if (1) such Lessee Tenant is Investment Grade, (2) if Guarantor or Guarantor’s Affiliate is Investment Grade and provides a Data Center Lease Parent Guarantee or (3) Required Credit Support remains in effect following such assignment) or such other Person reasonably satisfactory to Lessor (in each case, in accordance with the Substitute Operator provisions of the applicable Colocation and Services Agreement and other provisions of the Transaction Documents);
(o)if any Service Provider (i) is generally unable to pay, or fails to pay, its debts as they become due, (ii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, or (iii) applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property or business; and, in the case of any involuntary proceeding or petition, such proceeding or petition shall continue undismissed for [***] days or an order or decree approving or ordering any of the foregoing shall be entered, and Lessee or Guarantor has not, within [***] days thereafter, replaced such Service Provider with Enso, another Service Provider or another Person reasonably satisfactory to Lessor (in each case, in accordance with the Substitute Operator provisions of the applicable Colocation and Services Agreement);
(p)[reserved]; or
(q)an Early Purchase Option Event occurs and Lessee shall not have exercised its right to purchase all but not less than all of the Equipment that is at such time the subject of a Schedule under this Master Agreement on the terms set forth in Section 14.03(b).
Section 14.02Remedies. Subject to Section 14.03:
(a)Initial Remedies. Upon the occurrence and during the continuance of an Event of Default:
(i)Lessee shall, at the request of Lessor (provided that Lessor shall not have the right to make such request more than once per calendar month), cause Guarantor to make Guarantor’s management team and other appropriate officers and employees available to Lessor at a mutually agreed time to discuss by telephone or videoconference the steps being taken to remedy Lessee’s breach of any Other Event of Default that is continuing at such time; and
(ii)within [***] days after the last day of each calendar month, Lessee shall deliver to Lessor a company prepared consolidated balance sheet, income statement and statement of cash flows covering Lessee’s operations for such month certified by an authorized officer of Lessee.
(b)Full Remedies. If a Full Remedies Trigger Event has occurred and is continuing, Lessor may, in its sole discretion, exercise one or more of the following remedies:
(i)    declare, by written notice to Lessee (other than in the event of an Event of Default under Section 14.01(g), in which case no declaration shall be required), this Master Agreement and the Schedules in default;
(ii)    terminate, by written notice to Lessee (other than in the event of an Event of Default under Section 14.01(g), in which case no declaration shall be required), in whole or in part this Master Agreement and the Schedules (for clarity without terminating this Section 14.02 or Section 14.03);
(iii)    without further notice, take possession of, or render unusable, any Pod and associated Equipment wherever it may be located, without demand or notice, without any court order or other process of law, and without liability to Lessee for any damages occasioned by such action, and no such action shall by itself constitute a termination of this Master Agreement or any Schedule;

(iv)    require Lessee to assemble all Equipment and deliver any Equipment (including any Pod) in the condition required under this Master Agreement and the applicable Schedule to a location designated by Lessor (and for such purpose Lessee hereby grants to Lessor the right to enter any premises where such Equipment is located) and for each day that Lessee fails to return any Equipment (including any Pod), Lessor may (without duplication) demand an amount equal to the Rent, prorated on the basis of a thirty (30) day month, in effect immediately prior to such Event of Default;
(v)    proceed by court action to enforce performance by Lessee of this Master Agreement and any or all Schedules and/or to recover all damages and expenses incurred by Lessor by reason of any Event of Default;
(vi)    terminate any other agreement that Lessor may have with Lessee;
(vii)    without terminating or being deemed to have terminated this Master Agreement or any Schedule, sell any or all of the Equipment at public or private sale, with or without notice to Lessee or advertisement, or otherwise dispose of, hold, use, operate, lease to others (in each case as agent or attorney-in-fact of Lessee to the extent necessary), or keep idle such Equipment, and without any duty to account to Lessee for such action or inaction or for any proceeds with respect thereto, and apply the net proceeds thereof (after deducting all expenses (including legal fees and costs) incurred in connection therewith) to the amounts owed to Lessor under this Master Agreement and any Schedule; provided, however, that Lessee shall remain liable to Lessor for any deficiency that remains after any sale or lease of such Equipment;
(viii)    declare (other than in the event of an Event of Default under Section 14.01(a) or (g), in which case no declaration shall be required) immediately due and payable as a pre-estimate of liquidated damages for loss of bargain and not as a penalty, the Stipulated Loss Value of the Equipment in lieu of any further Rent, in which event Lessee shall pay such amount to Lessor within [***] days (or, in the event of an Event of Default under Sections 14.01(a) or (g), immediately) after the date of Lessor’s demand (and upon receipt of payment of such Stipulated Loss Value to Lessor, title to such Equipment shall pass to Lessee); provided that, Lessor shall not be required to cease exercising any rights it may have hereunder prior to the time when payment of such Stipulated Loss Value has been paid in full;
(ix)    exercise any remedies under the Guarantee; and
(x)    prior to the applicable Lease Start Date with respect to any Pod and related Equipment and Services, cancel the applicable Order with respect to such Pod and related Equipment and Services.
Notwithstanding the foregoing, solely with respect to a Full Remedies Trigger Event that has been directly triggered by a Pod Specific Trigger Event applicable to a particular Pod (and associated Equipment), the foregoing remedies (or assignments conditioned on a Full Remedies Trigger Event) may be exercised by Lessor only with respect to such Pod (and associated Equipment) and the Stipulated Loss Value related to such Pod.
(c)Lessee agrees that, to the extent notice of sale of any Collateral shall be required by Law, at least [***] days’ prior notice to Lessee of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Lessor shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lessor may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
(d)Upon termination of this Master Agreement or termination or expiration of any Schedule, all right, title and interest of Lessee in or to use the Equipment subject to the terminated Schedule(s) shall absolutely cease and Lessee shall ensure that all Personal Information and third-party data is removed from such Equipment and return all such Equipment in accordance with Lessor’s instructions. Termination or expiration of one (1) or more Schedules shall not in and of itself constitute termination of this Master Agreement.

(e)If an Event of Default occurs and is continuing, Lessee shall pay all costs arising or incurred by Lessor as a result of the Event of Default, including reasonable legal fees and expenses, and all costs related to the repossession, transportation, refurbishing, storage and disposition of any or all Equipment (“Default Expenses”). In the event Lessor recovers proceeds (net of Default Expenses) from its disposition of the Equipment, Lessor shall credit such proceeds against the Stipulated Loss Value owed by Lessee under Section 14.02(b)(viii). Lessee shall remain liable to Lessor for any deficiency. If the proceeds of the disposition (net of Default Expenses) exceed the Stipulated Loss Value, or Lessee has paid the Stipulated Loss Value, Default Expenses and any other amounts owing, Lessee shall be entitled to such excess.
(f)All rights of Lessor upon the occurrence and during the continuance of an Event of Default are cumulative and not alternative and may be exercised by Lessor separately or together. In addition to the rights of Lessor specifically set forth in this Master Agreement or any Schedule, Lessor shall be entitled to any other appropriate order or remedy available by contract, at law or in equity.
(g)In the event of the failure of Lessee to pay, prior to the expiration of any applicable grace or cure period contained therein, any fees required to be paid by Lessee pursuant to the provisions of any Colocation and Services Agreement, Lessor shall be able to take any and all actions deemed necessary by Lessor for Lessee to perform and comply with all fee obligations of Lessee under such Colocation and Services Agreement, to do and take, but without any obligation so to do or take, any action which Lessor deems necessary or appropriate to cure any payment default by Lessee under such Colocation and Services Agreement, and Lessee shall indemnify Lessor and/or its designee(s), as applicable, for all sums so expended by Lessor and/or its designee(s), as applicable, which shall bear interest at the Default Rate from the date of each such expenditure until paid, and shall be paid by Lessee to Lessor and/or its designee(s), as applicable, upon demand by Lessor and/or its designee(s).
Section 14.03Purchase Upon Event of Default; Other Events.
(a)If an Event of Default occurs and is continuing, Lessee may cure such Event of Default by purchasing all and not less than all of the Equipment subject to all existing Schedules for a purchase price equal to the sum (such value, the “EoD Purchase Price”) of (x) the Stipulated Loss Value for all such Equipment and (y) any additional amounts outstanding, unpaid and payable by Lessee to Lessor in connection with the Lease of such Equipment to the extent such additional amounts are not already included in the calculation of the Stipulated Loss Value, such additional amounts to include without limitation any Taxes, insurance premiums and deductibles, similar amounts and amounts due pursuant to the terms set forth on Annex 1; provided that, (i) Lessee shall have delivered to Lessor, on or before [***] days from the date on which Lessor has delivered a notice of default pursuant to Section 14.02(b)(i) or, in the case of an Event of Default under Section 14.01(g), from the initial occurrence of such Event of Default (or, with respect to an Event of Default that is an Other Event of Default, [***] days from the date such Other Event of Default triggers a Full Remedies Trigger Event and Lessor has delivered a notice of default pursuant to Section 14.02(b)(i)), an irrevocable written notice of Lessee’s election to exercise such purchase option (a “Notice to Purchase”), and (ii) Lessee shall have delivered to Lessor on or before the date that is [***] days following delivery of such Notice to Purchase payment in full in cash of the EoD Purchase Price; provided further that title of any such Equipment that is so purchased by Lessee pursuant to this clause (a) shall transfer to Lessee only upon payment by Lessee to Lessor in cash of the EoD Purchase Price; and provided further that, Lessor shall not be required to cease exercising any rights it may have hereunder prior to the time when the EoD Purchase Price has been paid in full. Notwithstanding the foregoing, to the extent an Event of Default is a Pod Specific Trigger Event for a particular Pod (and associated Equipment), the foregoing purchase right may be exercised by Lessee solely with respect to such Pod (and associated Equipment) that is the subject of such Pod Specific Trigger Event (but if the Event of Default constitutes a Pod Specific Trigger Event for multiple Pods, then the foregoing purchase right may be exercised by purchasing all and not less than all such Pods, and associated Equipment) and, if the EoD Purchase Price for such Pod(s) (and associated Equipment) is paid in full in cash to Lessee in accordance with this clause (a), such Pod Specific Trigger Event and the related Event of Default will be deemed to have been cured with respect to such Pod(s) (and associated Equipment).
(b)If an Early Purchase Option Event occurs, Lessee shall have the option to purchase all and not less than all of the Equipment subject to all existing Schedules for a purchase price equal to the EoD Purchase Price; provided that, (i) Lessee shall have delivered to Lessor, on or before the occurrence of such

Early Purchase Option Event (or, with respect to an Early Purchase Option Event under clause (b) of the definition thereof for which Lessee did not have prior notice or knowledge, within [***] hours following the occurrence of such event), a Notice to Purchase and (ii) Lessee shall have delivered to Lessor on or before the date that is [***] days following the date of such Early Purchase Option Event payment in full in cash of such EoD Purchase Price; provided further that title of any such Equipment that is so purchased by Lessee pursuant to this clause (b) shall transfer to Lessee only upon payment by Lessee to Lessor in cash of the EoD Purchase Price.
(c)Each of Lessor and Lessee shall enter into assignments, deeds, bills of sale, security interest terminations, warranty assignments and such other documents and instruments as the other may reasonably request to evidence any transfer of Pods and associated Equipment and any Licensed Materials (to the extent transferrable or assignable) in accordance with this Section 14.03.
ARTICLE XV
INDEMNITY
Section 15.01Indemnity.
(a)Lessee shall indemnify, defend, and hold harmless Lessor, its successors and assigns, and its Affiliates and their successors and assigns and the respective Representatives of Lessor, its successors and assigns, Lessor’s Affiliates, and their successors and assigns (collectively, “Indemnitees”) against claims, damages and any other liabilities relating to, arising out of, or in connection with the transactions contemplated by this Master Agreement, any Schedule and any other Transaction Document; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such claims, damages or liabilities have directly and proximately resulted from the gross negligence or willful misconduct of, or breach of any obligations under this Master Agreement or any Schedule or any Transaction Document by, such Indemnitee or any of its Affiliates. For clarity, the foregoing indemnity will apply, in accordance with its terms, with respect to all claims, damages and any other liabilities relating to, arising out of, or in connection with Lessee’s exercise, or failure to exercise, of any rights under Annex 1, or any actual or alleged failure by Lessee to perform any of its obligations under Annex 1.
(b)The obligations of Lessee under this Article XV shall survive and continue in full force and effect notwithstanding the expiration or earlier termination of this Master Agreement, any Schedule or any other Transaction Document.
ARTICLE XVI
LESSOR’S PERFORMANCE OF LESSEE’S OBLIGATIONS
If Lessee is in Default or an Event of Default has occurred and is continuing, Lessor may, in its sole discretion, make any payment or perform any obligation on behalf of Lessee or take any action that Lessor in Lessor’s sole discretion deems appropriate to maintain and preserve any or all Pods and associated Equipment and Lessor’s interests therein. Lessor’s payment, performance of such obligation, or taking of such action shall not be a waiver by Lessor of any Default or Event of Default or a release of Lessee by Lessor. Lessee shall pay immediately on demand to Lessor all sums so paid by Lessor and any expenses (including legal fees and costs) incurred by Lessor in connection with Lessor’s payment, performance of such obligation, or taking of such action.
ARTICLE XVII
TRANSFER OF TITLE AND RETURN OF EQUIPMENT
Section 17.01Transfer of Title.
(a)Transfer of Title. For each Schedule, upon the occurrence of the Expiration Date specified in such Schedule, subject to and conditioned upon payment by Lessee of all Rent and any other amounts due and payable by it pursuant to this Master Agreement and any such Schedule, and so long as no Full Remedies Trigger Event shall have occurred and is continuing, Lessor shall transfer title, free and clear in each case of all Liens or claims of or created by Lessor or incidental thereto, to the Pods and associated Equipment subject to such Schedule to Lessee upon payment by Lessee to Lessor of the sum of $[***] for each Pod and associated Equipment subject to a Schedule. Upon any transfer of title as to any Pod and associated Equipment pursuant to this

Section 17.01, or any other provision herein expressly providing for transfer of title, such Pod and associated Equipment shall automatically and without any further action (except in accordance with Section 17.01(b) and Section 17.01(c)) of Lessor or Lessee be deemed to be delivered to and accepted by Lessee, without regard to its condition, on an “as is” and “where is” basis.
(b)Evidence of Transfer. Each of Lessor and Lessee shall enter into assignments, deeds, bills of sale, security interest terminations, warranty assignments and such other documents and instruments as the other may reasonably request to evidence any transfer of Pods and associated Equipment and any Licensed Materials (to the extent transferrable or assignable) in accordance with Section 17.01(a).
(c)Transfer Taxes. All Taxes imposed as a result of the transfer of title pursuant to Section 17.01(a) shall be borne by Lessee (except to the extent such amounts have previously been included in the Rent and other fees paid by Lessee under this Master Agreement and Schedules).
Section 17.02Obligation to Return Equipment.
(a)For each Schedule, if such Schedule is terminated prior to the occurrence of the Expiration Date for such Schedule, Lessee shall, at its sole expense and risk, promptly (and in any event within [***] days after the effective date of termination, or such shorter period as Lessor reasonably specifies to facilitate a disposition of the Pod and Equipment):
(i)    ship, deliver or otherwise return such Pod and all associated Equipment in accordance with Lessor’s instructions, to a return location in the United States designated in writing by Lessor in its sole discretion, or
(ii)    if Lessor instructs in writing, in its sole and absolute discretion, make such Pod and any associated Equipment available at (and remain at) the then-current Delivery Location.
(b)Lessee shall (i) ensure that each of the applicable Transaction Documents preserves Lessor’s rights to any Pod and any associated Equipment that remains at a Delivery Location pending disposition pursuant to Section 17.02(a)(ii), (ii) enforce any such rights on behalf of Lessor against the Service Provider or any other party pursuant to the applicable Transaction Documents and (iii) otherwise cooperate with all reasonable requests from Lessor or its designee to facilitate the hand‑off or removal.
Section 17.03Condition of Equipment on Return. Lessee shall cause any Equipment (including any Pod) returned to Lessor under this Master Agreement and any Schedule to be:
(a)in as good condition as when Delivered to Lessee (reasonable wear and tear excepted) and complete with all Parts, including the removal of (i) any marks that Lessee is permitted to apply to the Equipment under the applicable Schedule and (ii) all Personal Information and third-party data from such Equipment;
(b)in compliance in all material respects with applicable Law; and
(c)free and clear of all Liens.
Section 17.04Return of Records. Upon the return to Lessor of a Pod and associated Equipment under this Master Agreement and the applicable Schedule, Lessee shall deliver or cause to be delivered to Lessor all records relating to the operation and maintenance of such Pod and associated Equipment, including all maintenance records, logs, certificates, and data in Lessee’s possession or required to be maintained by applicable Law.
Section 17.05Storage Upon Return. Lessee shall, at its expense, on Lessor’s prior written request, store any Pod returned to Lessor under this Article for a reasonable period not to exceed the time period provided for under the “Post-Default Access and Services” provision of the applicable Access Agreement, either at the Delivery Location for such Pod or, subject to the prior written consent of Lessor, at another facility selected by Lessee and used as a location for the storage of similar equipment. During the storage period, Lessee shall comply with all of the terms and conditions hereof and of the applicable Schedule, except for the obligation to make payments of Rent, and shall provide Lessor with all rights of access and removal provided for in the applicable Access Agreement.
Section 17.06Holdover. If, by the early termination of the Term of a Schedule for a Pod and associated Equipment leased under it, Lessee does not return such Pod and associated Equipment to Lessor in the condition required by and otherwise in accordance with the terms and conditions of this Article XVII and such Schedule, Lessee shall continue to comply with all the terms and conditions of this Master Agreement and such Schedule with respect to such Pod and associated Equipment, including the obligation to pay [***] percent ([***]%) of the prorated daily Rent for each day from the expiration or earlier termination of the such Term until the date on which Lessee returns such Pod and associated Equipment to Lessor in the manner required under this Article and the applicable Schedule (“Holdover Rent”). Nothing contained in this Section, including Lessee’s payment of Holdover Rent, shall (a) constitute a waiver of Lessee’s failure to perform any obligation under this Master Agreement or any Schedule; or (b) give Lessee the right to retain possession of any Pod and associated Equipment after the early termination of the Term of the applicable Schedule with respect to such Pod and associated Equipment.
ARTICLE XVIII
MISCELLANEOUS
Section 18.01Survival. This Master Agreement shall terminate upon the transfer of title or return of all Equipment in accordance with Section 14.02(b)(viii), Section 14.03, Section 17.01 and Section 17.02. Notwithstanding the foregoing or anything else in this Master Agreement, (a) all indemnities or payment obligations of Lessee under any Transaction Document entered into between Lessee and Lessor that arise upon or from events commencing prior to the termination of this Master Agreement shall survive such termination; (b) Annex 1 (other than Section 11 therein), Section 18.14, Section 18.15 and the second sentence of Section 18.18 shall survive any such termination; and (c) the obligations in Section 11 of Annex 1 (other than any obligation to share or deliver telemetry, operating data, test results or other information to Lessor) shall survive only for the duration of the applicable Warranty Period (as defined in the Key Terms) for the relevant Pod and associated Equipment.
Section 18.02Notices. Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Master Agreement and the Schedules (each, a “Notice”) in writing and addressed to the other party at its address set forth below (or to such other address as the receiving party may designate from time to time in accordance with this Section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or email of a PDF document (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Master Agreement or any Schedule, a Notice is effective only (a) on receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.
Notice to Lessor:
Broadcom Inc.
[***]
With a copy, which shall not constitute notice, to:
Sullivan & Cromwell, LLP
[***]
Notice to Lessee:
AI Infrastructure OpCo II, LLC
[***]
Section 18.03Interpretation. For purposes of this Master Agreement and the Schedules, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Master Agreement as a whole or to the applicable Schedule, as the case may be. Unless the context otherwise requires, references in this Master Agreement or any Schedule: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Master Agreement or the applicable Schedule, as the case may be; (y) to an agreement, instrument, or other document mean such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute mean such statute as amended from time to time and include any successor legislation thereto and any regulations promulgated thereunder. The parties draft this Master Agreement and the Schedules without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein are an integral part of this Master Agreement to the same extent as if they were set forth verbatim herein and the schedules and exhibits referred to in any Schedule are an integral part of such Schedule to the same extent as if they were set forth therein.
Section 18.04Headings. The headings in this Master Agreement and the Schedules are for reference only and shall not affect the interpretation of this Master Agreement or the Schedules.
Section 18.05Severability. If any term or provision of this Master Agreement or any Schedule is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Master Agreement or such Schedule or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties to this Master Agreement and the Schedules shall negotiate in good faith to modify this Master Agreement or the applicable Schedule so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby and thereby be consummated as originally contemplated to the greatest extent possible.
Section 18.06Entire Agreement. This Master Agreement, together with the Schedules and all related exhibits and schedules and each other Transaction Document to which Lessor and Lessee are party, constitute the sole and entire agreement of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
Section 18.07Amendment and Modification. No amendment to or rescission, termination, or discharge of this Master Agreement or any Schedule is effective unless it is in writing and signed by an authorized representative of each party to this Master Agreement and the applicable Schedule.
Section 18.08Waiver.
(a)No waiver under this Master Agreement, any Schedule or any other Transaction Document to which Lessor and Lessee are party is effective unless it is in writing and signed by an authorized representative of the party waiving its right.
(b)Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.
(c)None of the following constitutes a waiver or estoppel with respect to any right, remedy, power, privilege, or condition arising from this Master Agreement, any Schedule or any other Transaction Document to which Lessor and Lessee are party:
(i)    any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Master Agreement or such Schedule or Transaction Document; or
(ii)    any act, omission, or course of dealing between the parties.
Section 18.09Cumulative Remedies. All rights and remedies of Lessor provided in this Master Agreement and the Schedules are cumulative and not exclusive, and the exercise by Lessor of any right or remedy does not preclude the exercise by Lessor of any other rights or remedies that may now or subsequently be available to Lessor at law, in equity, by statute, in any other agreement between the parties, or otherwise.

Section 18.10Equitable Remedies. Lessee acknowledges that a breach or threatened breach by Lessee of any of its obligations under this Master Agreement, any Schedule or any other Transaction Document would give rise to irreparable harm to Lessor for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by Lessee of any such obligations, Lessor will, in addition to any and all other rights and remedies that may be available to Lessor in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 18.11Assignment.
(a)Lessee may not assign any of its rights or delegate any of its obligations under this Master Agreement or any Schedule without the prior written consent of Lessor, which may be withheld in Lessor’s sole discretion.  Any purported assignment or delegation in violation of this Section is null and void.  No assignment or delegation relieves Lessee of any of its obligations under this Master Agreement.  Subject to Section 18.11(b), Lessor may assign its rights and obligations under this Master Agreement or any Schedule (the “Assigned Interest”) upon written notice to Lessee; provided that, so long as no Full Remedies Trigger Event shall have occurred and be continuing, the assignee may not be a Disqualified Assignee.
(b)With respect to an assignment by Lessor of its Assigned Interests relating to one or more Pods (i) if such assignee is a third party special purpose financing vehicle or other financing entity (any such assignee, a “Financial Assignee”), such Financial Assignee shall be a Qualified Assignee; (ii) upon notice from Lessor to Lessee not less than [***] days prior to the effective date of such assignment (the “Assignment Effective Date”), effective as of the Assignment Effective Date, Lessee agrees to enter into a separate agreement with the applicable assignee substantially in the form of this Master Agreement without changes less favorable to Lessee unless consented to by Lessee (and without permitting further assignments beyond those permitted by this Section 18.11, in the aggregate); (iii) in the case of any assignment pursuant to this Section 18.11 that results in more than one assignee holding a direct interest in this Master Agreement or the Leases subject to this Master Agreement or the Order Form as of the Effective Date, such assignment shall (A) require a single agent to act as the sole administrative agent, servicer, and single point of contact (the “Administrative Agent”) on behalf of all such assignees holding such a direct interest, to handle all day-to-day administrative obligations with respect to all applicable Assigned Interests and (B) require that: (x) the Administrative Agent shall be responsible for centralizing all communications, Delivery logistics, and notices between Lessee and such assignees, and (y) Lessee shall be entitled to rely conclusively on any instruction, approval, or notice provided by the Administrative Agent as being fully authorized by, and binding upon, all such assignees; (iv) all Pods installed or to be installed at a given Delivery Location, if assigned, must be assigned to the same assignee, and only after the Data Center Lease, Colocation and Services Agreement, Recognition Agreements, Access Agreements and Lien Waiver Agreements with respect to such Delivery Location have been entered into (the Pods so assigned, the “Assigned Pods”); (v) on the Assignment Effective Date, the applicable assignee shall enter into an agreement with Enso and Lessor, pursuant to which the parties effect a novation of the Hardware Sale Agreement (and any applicable order form executed thereunder) with respect to such Assigned Interests, such that the assignee replaces Lessor as a party thereto and (vi) no more than six (6) Persons shall acquire a direct interest in this Master Agreement or the Leases subject to this Master Agreement or the Pods subject to the Order Form as of the Effective Date. For the avoidance of doubt, Pods made available under the Hardware Sale Agreement shall be allocated to Delivery Locations in accordance with Section 2.02(d). Upon the Assignment Effective Date, Lessor shall have no further liability or obligation with respect to the Assigned Pods, other than for any breach arising prior to the effectiveness thereof. Without limiting the foregoing, Lessee shall execute and deliver such documents, agreements, consents, notices, acknowledgments and amendments, and take such other actions, as may be reasonably requested by Lessor in connection with, or as may be necessary to effect or reflect, any assignment of Assigned Pods.
(c)The restrictions included in Section 18.11(b) above shall not apply with respect to any assignment (x) by a Lessor of an Assigned Interest to an Affiliate of such Lessor or (y) upon the occurrence and during the continuance of a Full Remedies Trigger Event. The restrictions included in Section 18.11(b) above shall not apply with respect to any assignment by a Lessor that is solely of its rights to receive Rent or any other payment due under this Master Agreement or an applicable Schedule; provided that Lessor shall act as payment collection agent unless and until a customary notification event occurs.

Section 18.12Successors and Assigns. This Master Agreement and the Schedules are binding on and inure to the benefit of the parties hereto and thereto and their respective permitted successors and permitted assigns.
Section 18.13No Third-Party Beneficiaries. This Master Agreement and the Schedules benefit solely the parties hereto and thereto and their respective permitted successors and permitted assigns and nothing in this Master Agreement or the Schedules, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason hereof or thereof. The parties hereto hereby designate the Indemnitees other than Lessor as third party beneficiaries of Article XV, having the right to enforce Article XV.
Section 18.14Governing Law; Jurisdiction; Consent to Service of Process.
(a)THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS MASTER AGREEMENT AND EACH SCHEDULE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. If the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer
Information Transactions Act are otherwise applicable, the parties expressly exclude them from applicability under this Master Agreement and all Schedules.
(b)The parties (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the federal or state courts of New York, New York, USA, (b) consents to personal jurisdiction in those courts, (c) agree not to commence any suit, action or other proceeding arising out of or based upon this Master Agreement, any other Transaction Document or the transactions contemplated hereby or thereby except in such New York courts, and (d) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the this Master Agreement or any other Transaction Document or the subject matter hereof or thereof may not be enforced in or by such court. Notwithstanding the foregoing, nothing in this Master Agreement or any other Transaction Document shall affect any right that Lessor may otherwise have to bring any action or proceeding relating to this Master Agreement or such Transaction Document against Lessee or its properties in the courts of any jurisdiction.
(c)Each party to this Master Agreement irrevocably consents to service of process in the manner provided for notices in Section 18.02. Nothing in this Master Agreement will affect the right of any party to this Master Agreement or any other Transaction Document to serve process in any other manner permitted by law.
Section 18.15Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Master Agreement, any Schedule or any other Transaction Document to which Lessor and Lessee are party or the exhibits attached hereto or thereto is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Master Agreement, any Schedule or such Transaction Document or the exhibits attached hereto or thereto, or the transactions contemplated hereby and thereby. Each party certifies and acknowledges that (a) no Representative of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Master Agreement, the Schedules and the other Transaction Documents to which Lessor and Lessee are party by, among other things, the mutual waivers and certifications in this Section.
Section 18.16Counterparts. This Master Agreement and any Schedule may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. This Master Agreement and each Schedule shall become effective when counterparts executed on behalf of Lessor and Lessee shall have been received by Lessor. A signed copy of this Master Agreement or any Schedule delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Master Agreement or any Schedule.
Section 18.17Force Majeure. Lessor shall not be liable or responsible to Lessee, or be deemed to have defaulted under or breached this Master Agreement or any Schedule, for any failure or delay in fulfilling or performing any term of this Master Agreement or any Schedule, when and to the extent such failure or delay is caused by or results from any event beyond Lessor’s reasonable control and that cannot be overcome or avoided by Lessor using reasonably diligent efforts, including natural disasters, acts of war or terrorism, riots or labor conditions, governmental action, customs delays, import/export restrictions, unexpected regulatory changes, or port congestion (collectively, “Force Majeure Events”). If Lessor suffers a Force Majeure Event, it will promptly notify Lessee of such Force Majeure Event upon Lessor obtaining knowledge thereof. The period for performance of any such act shall be extended for a period equivalent to the period required to perform as a result of any delay caused by a Force Majeure Event.
Section 18.18Further Assurances. Lessee agrees to execute, acknowledge, deliver, file, and record, or cause to be executed, acknowledged, delivered, filed, and recorded, such further documents or other papers and to do all such things and acts as Lessor may reasonably request in furtherance of the provisions and purposes of this Master Agreement and any Schedule and the transactions contemplated hereby and thereby. In connection with the transfer of title of Equipment in accordance with Sections 14.03 and 17.01, Lessor agrees to execute, acknowledge, deliver, file, and record, or cause to be executed, acknowledged, delivered, filed, and recorded, such documents or other papers as Lessee may reasonably request in furtherance of the provisions set forth in Annex 1 (other than Section 11 therein).
Section 18.19Relationship of Parties. Nothing herein creates a joint venture or partnership between the parties to this Master Agreement or any Schedule or an employee/employer relationship. Lessee has no express or implied right or authority to assume or create any obligations on behalf of or in the name of Lessor or to bind Lessor to any contract, agreement, or undertaking with any third party.
Section 18.20Confidentiality. The parties will keep information related to this Master Agreement, any Schedule, exhibits and schedules and the proposed transaction, including negotiations, terms, and pricing, confidential in accordance with the terms set forth in Annex 1 (with respect to the Key Terms). Notwithstanding the foregoing, Lessor shall be permitted to provide Confidential Information (as defined in the Key Terms) to any bona fide actual or prospective assignee of Lessor’s rights to receive Rent or other payments due under this Master Agreement or any Schedule other than, so long as no Full Remedies Trigger Event shall have occurred and be continuing, a Disqualified Assignee; provided that (i) the information disclosed shall be limited to basic economic terms and such other information as is necessary to facilitate such assignment and (ii) the applicable assignee shall have agreed in writing to confidentiality terms at least as protective as those set forth in this Section 18.20.
Section 18.21Schedules, Exhibits and Annexes. References to this Master Agreement include Exhibits, Annexes and other attachments hereto, each of which forms an integral agreement part of this Master Agreement.
Section 18.22Public Disclosure. Neither party may make any public statement regarding this Master Agreement without the other party’s prior written approval.  Notwithstanding the foregoing, where Lessor or Lessee determines, after consultation with legal counsel, that a public statement, disclosure, filing or communication (collectively, a “Disclosure”) is required by applicable Law or any listing agreement with or rule of any securities exchange upon which the securities of Lessor or Lessee, as applicable, are listed, then the party required to make such Disclosure shall provide the other party at least [***] hours’ notice prior to making such Disclosure, and consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such Disclosure in advance of such issuance, and the party required to make such Disclosure will consider such comments in good faith.

IN WITNESS WHEREOF, the parties to this Master Agreement have caused this Master Agreement to be executed as of the date first written above by their duly authorized respective officers.

Lessor:

Broadcom Inc.

By:	/s/ Hock Tan

Name: Hock Tan Title: President & CEO

Lessee:

AI Infrastructure OpCo II, LLC A Delaware limited liability company By: Anthropic, PBC, a Delaware public benefit corporation, its sole member

By:	/s/ Krishna Rao

Name: Krishna Rao Title: Chief Financial Officer
[Signature Page to the Master Equipment Lease Agreement (TPU8i)]

Exhibit A
Form of Guarantee
[***]

Exhibit B
Form of Schedule
[***]

Exhibit C
Order Form for Tranches 1, 2 and 3
[***]

Annex 1
Commercial Terms
[***]

Annex 2
[Reserved]

Annex 3
Acceptance Testing Plan
[***]

Annex 4
Additional Lessee Representations and Warranties
[***]

Annex 5
Additional Lessee Covenants
[***]

Annex 6
Transaction Documents
[***]

Annex 7
Specified Material Adverse Effects
[***]

Annex 8
Permitted Delivery Locations
[***]

Annex 9
Site Requirements
[***]

Annex 10
Usage Guidelines
[***]

Annex 11
Specifications
[***]

Annex 12
Bill of Materials
[***]

Annex 13
Disqualified Assignees
[***]

Annex 14
Installation Overview
[***]

Annex 15
Approved Data Center Operators and Service Providers
[***]